                                                                    EXHIBIT 10.7


                POINT ARGUELLO PROJECT ASSETS AND RELATED PROPERTIES






                            PURCHASE AND SALE AGREEMENT

                                       AMONG

                                CHEVRON U.S.A. INC.,

                             CHEVRON PIPE LINE COMPANY

                                        AND

                               PLAINS RESOURCES INC.





                                    JUNE 4, 1999

                              TABLE OF CONTENTS

                                                                           PAGES
                                                                           -----
ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2  Rules of Construction. . . . . . . . . . . . . . . . . . . . . . . . 7
ARTICLE 2  PURCHASE AND SALE OF TRANSFERRED PROPERTIES . . . . . . . . . . . . 8
     2.1  CUSA Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.2  CPL Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.3  Hydrocarbon Inventories. . . . . . . . . . . . . . . . . . . . . . .10
     2.4  Partnership Interests and Clean Seas Interests . . . . . . . . . . .11
     2.5  Included and Excluded Items. . . . . . . . . . . . . . . . . . . . .12
     2.6  Conveyancing Instruments . . . . . . . . . . . . . . . . . . . . . .12
ARTICLE 3  ASSUMPTION AND INDEMNIFICATION OF LIABILITIES . . . . . . . . . . .13
     3.1  Liabilities Retained by Sellers. . . . . . . . . . . . . . . . . . .13
     3.2  Liabilities Assumed by Buyer . . . . . . . . . . . . . . . . . . . .15
     3.3  General Liability Provisions . . . . . . . . . . . . . . . . . . . .15
     3.4  Claims Procedures. . . . . . . . . . . . . . . . . . . . . . . . . .16
     3.5  Security for Sellers' Liabilities. . . . . . . . . . . . . . . . . .17
     3.6  Security for Buyer's Liabilities . . . . . . . . . . . . . . . . . .17
ARTICLE 4  DEPOSIT AND PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . .19
     4.1  Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     4.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     4.3  Purchase Price Adjustments . . . . . . . . . . . . . . . . . . . . .20
     4.4  Settlement Statement . . . . . . . . . . . . . . . . . . . . . . . .20
     4.5  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . .21
ARTICLE 5  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.1  Time and Place of Closing. . . . . . . . . . . . . . . . . . . . . .21
     5.2  Scheduled Closing Date . . . . . . . . . . . . . . . . . . . . . . .21
     5.3  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     5.4  Consequences of Termination. . . . . . . . . . . . . . . . . . . . .21
     5.5  Jointly Used Assets. . . . . . . . . . . . . . . . . . . . . . . . .22
ARTICLE 6  CLOSING CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . .23
     6.1  Sellers' Closing Conditions Precedent. . . . . . . . . . . . . . . .23
     6.2  Buyer's Closing Conditions Precedent . . . . . . . . . . . . . . . .24
ARTICLE 7  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . .26
     7.1  CUSA's Representations and Warranties. . . . . . . . . . . . . . . .26
     7.2  CPL's Representations and Warranties . . . . . . . . . . . . . . . .28
     7.3  Buyer's Representations and Warranties . . . . . . . . . . . . . . .30
     7.4  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     7.5  Exclusivity of Warranties and Specific Disclaimers . . . . . . . . .31
     7.6  Year 2000 Disclaimer, Release and Indemnity. . . . . . . . . . . . .33
ARTICLE 8  PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . .35
     8.1  Buyer's Due Diligence Review . . . . . . . . . . . . . . . . . . . .35
     8.2  Buyer's Right to Enter . . . . . . . . . . . . . . . . . . . . . . .37
     8.3  Operation of Transferred Properties Prior to Closing . . . . . . . .38
     8.4  Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     8.5  Requirements for Transfer of Transferred Properties. . . . . . . . .39
     8.6  Other Government Authority Reviews and Approvals . . . . . . . . . .41

ARTICLE 9  POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . .42
     9.1  Termination of Rights to Sellers' Insurance. . . . . . . . . . . . .42
     9.2  Buyer's Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .43
     9.3  Removal of Proprietary Technical Information . . . . . . . . . . . .43
     9.4  Replacement of Sellers' Identification . . . . . . . . . . . . . . .44
     9.5  Access by Sellers After Closing. . . . . . . . . . . . . . . . . . .44
     9.6  Abandonment Project Permitting, Planning and Execution Services. . .44
     9.7 Services Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .44
ARTICLE 10  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     10.1  Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .45
     10.2 Property  and Excise Taxes . . . . . . . . . . . . . . . . . . . . .45
     10.3  Partnerships and Partnership Interests. . . . . . . . . . . . . . .46
     10.4  Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     10.5  Compliance and Contests . . . . . . . . . . . . . . . . . . . . . .46
ARTICLE 11  [INTENTIONALLY OMITTED]. . . . . . . . . . . . . . . . . . . . . .46
ARTICLE 12  GENERAL TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . .47
     12.1  Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . . . .47
     12.2  Bulk Transfer Law . . . . . . . . . . . . . . . . . . . . . . . . .47
     12.3  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .47
     12.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     12.5  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     12.6  Governing Law and Dispute Resolution. . . . . . . . . . . . . . . .48
     12.7  Entire Agreement and Modifications. . . . . . . . . . . . . . . . .51
     12.8  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . .51
     12.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . .51
     12.10  Records and Audits . . . . . . . . . . . . . . . . . . . . . . . .51
     12.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .52

                                     SCHEDULES

Schedule 1  Abandonment Obligations
Schedule 2  Point Arguello Assets
Schedule 3  Microwave Communication Assets
Schedule 4  Ventura Office Assets
Schedule 4A Offsite Stored Inventory
Schedule 5  Applicable Contracts
Schedule 6  Applicable Permits
Schedule 7  Contracts and Permits for Transfer to Partnerships
Schedule 8  Measured Inventories
Schedule 9  Valuation Procedure for Measured Inventories
Schedule 10 Allocation of Purchase Price
Schedule 11 Rights of First Refusal
Schedule 12 FERC Tariffs
Schedule 13 Project Permitting, Planning and Execution
Schedule 14 Excluded Items

                                      EXHIBITS

Exhibit A   Grant Deed for Fee Property
Exhibit B   Assignment and Assumption Agreement for Easements
Exhibit C   Assignment and Assumption Agreement for Leases and Contracts
Exhibit D   Bill of Sale for Personal Property
Exhibit E   Services Agreement
Exhibit F   [INTENTIONALLY OMITTED]
Exhibit G   Opinion of Buyer's Counsel
Exhibit H   Opinion of Sellers' Counsel
Exhibit I   Affidavits of Sellers' Non-Foreign Status
Exhibit J   Chevron Corporation Guaranty in Favor of Buyer
Exhibit K   Supplemental Performance Bond in Favor of MMS
Exhibit L   Performance Bond in Favor of Sellers
Exhibit M   Voting Agreements for Units and Partnership Interests

                            PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), entered into as of June 4, 1999 (the "Execution Date"), by and among CHEVRON U.S.A. INC., a Pennsylvania corporation ("CUSA"), CHEVRON PIPE LINE COMPANY, a Delaware corporation ("CPL"), and PLAINS RESOURCES INC., a Delaware corporation ("Buyer"),

                                W I T N E S S E T H:


     WHEREAS CUSA and CPL (collectively "Sellers") are the owners of interests in crude oil and natural gas production properties located offshore California and wells, platforms, pipelines, processing facilities, terminals, storage facilities, real property interests, equipment, inventories and other property related thereto defined below; and

     WHEREAS Sellers desire to sell such interests to Buyer, and Buyer desires to purchase such interests from Sellers, on the terms and subject to the conditions set forth in this Agreement:

     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, Sellers and Buyer hereby agree as follows:


                                     ARTICLE 1

                                    DEFINITIONS


     1.1 DEFINED TERMS. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below or in the respective referenced Sections.


     ABANDONMENT OBLIGATIONS. The obligations, as and to the extent required by Laws, permits, licenses or other Government Authority approvals, or rights-of-way or easement agreements or other contracts, to perform the activities defined in Schedule 1 with respect to any of the CUSA Properties, the CPL Properties or the Partnerships' Facilities that would become effective as of and result from the permanent cessation of operation of any given facility; and the obligations to pay the actual costs of performance of the foregoing activities. In the case of Abandonment Obligations with respect to the Partnerships' Facilities or to property subject to a lease, operating agreement or unit agreement, the Abandonment Obligations consist of the Sellers' share of such obligations transferred by this Agreement as allocated to Sellers or Buyer as a member of the applicable unit or holder of an interest in the applicable lease, operating agreement or partnership. Abandonment Obligations do not include any Environmental Losses or other Losses relating to other aspects of the condition of a facility that are discovered in the course of conducting the abandonment activities; such Losses shall be allocated between Sellers and Buyer in accordance with Article 3 below.

     AFFILIATE. With respect to a given Person, any other Person directly or indirectly controlling, controlled by or under common control with the given Person. For purposes of this definition "control" means ownership of fifty percent (50%) or more of the voting securities or equivalent voting rights of a Person.

     AGREEMENT.  See Recitals.

     APPLICABLE CONTRACTS. The CUSA Applicable Contracts and the CPL Applicable Contracts defined in Article 2, collectively.

     APPLICABLE PERMITS. The CUSA Applicable Permits and the CPL Applicable Permits defined in Article 2, collectively.

     APPROVAL DATE.  See Section 8.1(b).

     BUSINESS DAY. Any day other than a Saturday, a Sunday or any other day on which federal banking institutions in the United States of America conducting business in the State of California are required or authorized by Law to suspend such business.

     BUYER.  See Recitals.

     CLAIM.  See Section 3.4.

     CLEAN SEAS. Clean Seas L.L.C., a California limited liability company formed under a LLC Membership Agreement amended to be effective January 12, 1998 among CUSA, CPL and other parties.

     CLOSING. The closing of the transactions contemplated by this Agreement, to be effective at 12:01 a.m. California time on the Closing Date.


     CLOSING DATE.  See Section 5.2.

     COLD STANDBY PERIOD. As to any given platform in the Transferred Properties, the Cold Standby Period shall begin at 12:01 a.m. on the latter of (i) 12 months following notice from Buyer to Sellers that Cold Standby is to begin, or (ii) the date on which all wells drilled from a given platform have been abandoned to MMS standards, all well conductors have been removed, and all platform facilities have been purged and cleared of hydrocarbons to a safe level as required by applicable regulatory standards. As to any given onshore facility or offshore or onshore pipeline in the Transferred Properties, the Cold Standby Period shall begin at 12:01 am on the date on which all facility or pipeline components have been purged and cleared of hydrocarbons to a safe level as required by applicable regulatory standards. The Cold Standby Period for any platform, facility or pipeline ends on the date on which the Abandonment Obligations allocated to Sellers in Schedule 1 with respect to such platform, facility or pipeline have been completed.

     For purposes of having Cold Standby apply to a portion of an onshore facility in circumstances whereby any equipment owned and maintained by the partnership which owns the facility remains in service for the purpose of processing, handling, or storing crude oil or natural gas, Buyer must establish that such portion of the facility to be placed in Cold Standby (i) has ceased operation and has been purged and cleaned of hydrocarbons and other process materials, (ii) has been completely isolated from any equipment that remains in service both mechanically and electrically, (iii) can be abandoned using usual, economic means of removal, demolition, etc. according to applicable regulations and reasonably permitted conditions without undue risk and hazard from the ongoing operations, and (iv) can be abandoned without increasing costs over the full removal of such facility once operations have completely ceased.

     COLD STANDBY COSTS. The costs incurred during the Cold Standby Period for maintenance of any given platform, processing plant or other facility, or pipeline, including operating costs, insurance, taxes, bonds (other than those bonds required of Buyer hereunder), and management fees and general and administrative overhead charges chargeable under applicable agreements.

     CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement dated April 22, 1999 between CUSA and Buyer.

     CPL PROPERTIES.  See Section 2.2.

     CUSA PROPERTIES.  See Section 2.1.

     DEPOSIT.  See Section 4.1.

     DISCLOSURE LETTER. The letter from Sellers to Buyer dated May 5, 1999 and referencing Article 7 of this Agreement, including all attachments to such letter.

     DOLLARS OR $.  United States of America dollars.

     ENVIRONMENTAL CONDITION. Any condition resulting from a violation of Laws and permits, licenses and other Government Authority approvals relating to environmental, health and safety matters to the extent that prosecution, if instituted, or removal and remediation, if required, would be reasonably likely to result in Environmental Losses.

     ENVIRONMENTAL LOSSES. Losses relating to the presence, release, discharge or threatened discharge of Subject Materials in or into the air, surface water, ground water, soil, land surface, subsurface strata or soil vapor in excess of levels permitted by Laws, permits, licenses or other Government Authority approvals; Losses incurred in investigating and remediating such presence, release, discharge or threatened discharge; and Losses relating to noncompliance with Laws, permits, licenses or other Government Authority approvals pertaining to Subject Materials or otherwise relating to environment, health and safety, including Laws related to "endangered species" or "threatened species" (e.g., 16 U.S.C. Section 1531 et seq. and California Fish and Game Code Section 2000 et seq.).
Notwithstanding the
foregoing, Abandonment Obligations do not constitute Environmental Losses for purposes of this Agreement.

     EXECUTION DATE.  See Recitals.

     FERC.  Federal Energy Regulatory Commission.

     GOVERNMENT AUTHORITY. Any national, state or local government or any subdivision, agency, court, commission, board, bureau or other authority thereof.

     GGP. Gaviota Gas Plant Company, a California general partnership formed under a Partnership Agreement dated October 1, 1984.

     HYDROCARBON INVENTORIES.  See Section 2.3.

     INTEREST RATE. The lesser of (i) the interest rate announced as of the Closing Date by the principal San Francisco, California office of Bank of America, N.T.&S.A. as its prime rate or reference rate or (ii) the highest rate permitted by applicable Laws.

     LAWS. All applicable statutes, laws, rules, regulations, orders, ordinances, judgments, decrees, directives, instructions, and interpretations of any Government Authority, including common law, equity and other legal principles.

     LIENS. All pledges, mortgages, charges, security interests, options, rights of first refusal or first offer, preemptive rights or any other encumbrances or liens of any kind in respect of any of the Transferred Properties.

     LOSSES. All liabilities, losses, damages, costs, penalties (civil or criminal), expenses, fines, settlements, interest, reasonable attorneys' fees, suits, causes of action, legal or administrative proceedings, arbitration awards, demands or claims, including claims for personal injury or damage to business property. Losses may include claims of consequential or punitive damages sought by third parties against any of Sellers, Buyer or their Affiliates, but exclude (i) any claims of consequential damages suffered by any of Sellers, Buyer or their Affiliates, including claims of lost profits, lost revenue or loss of use of facilities or assets, and (ii) any claims of punitive damages by any of Sellers, Buyer or their Affiliates. Losses include Environmental Losses defined above.

     MATERIAL DISCOVERY.  See Section 8.1(b).

     MEASURED INVENTORIES.  See Section 4.3(a).

     MMS. The Minerals Management Service of the United States Department of the Interior (or successor Government Authority).

     MMS PERFORMANCE BOND.  See Section 3.6(a).

     PANGL. Point Arguello Natural Gas Line Company, a California general partnership formed under a Partnership Agreement dated September 1, 1984.

     PAPCO. Point Arguello Pipeline Company, a California general partnership formed under a Partnership Agreement dated August 1, 1984.

     PARTNERSHIP INTERESTS. The partnership interests of Sellers in GGP, PANGL, PAPCO and PATC collectively.

     PARTNERSHIPS' FACILITIES. The real property, including fixtures and improvements thereon, owned or operated as of the Closing Date by any of GGP, PANGL, PAPCO or PATC.

     PATC. Point Arguello Terminal Company, a California general partnership formed under a Partnership Agreement dated January 1, 1998.

     PERMITTED ENCUMBRANCES.  Any of the following:

     (i) lessor's royalties, non-participating royalties, overriding royalties, division orders and sales contracts containing customary terms and provisions covering oil, gas or associated liquefied or gaseous hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest claimed by Sellers;

     (ii) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

     (iii) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer has no reason to believe they cannot be obtained;

     (iv) easements, road-use agreements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, or defects or deficiencies in title thereto, that do not materially interfere with Buyer's operation or use of the Transferred Properties;

     (v) zoning, planning and environmental Laws to the extent valid and applicable to the Transferred Properties; and

     (vi) Liens of carriers, warehousemen, mechanics, workers, material suppliers or other providers of materials or services arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.

     PERSON. Any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm, Government Authority or other entity or person.

     PURCHASE PRICE.  See Section 4.2.

     SELLERS.  See Recitals.

     SELLERS' BANK ACCOUNT. Account number 55-58727 in the name of Chevron Corporation at the Chicago, Illinois principal office of First National Bank of Chicago, American Banking Association ("ABA") number 0710-0001-3, or such other account as Sellers may designate by written notice to Buyer more than three Business Days prior to the payment date of any payment obligation of Buyer under this Agreement.

     SELLERS' PERFORMANCE BOND.  See Section 3.6(b).

     SETTLEMENT ESTIMATE.  See Section 4.4.

     SETTLEMENT STATEMENT.  See Section 4.4.

     STRUCTURAL CONDITION. Any rupture, fracture, corrosion or similar physical defect in any structural component of the platforms included in the Transferred Properties not constituting ordinary wear and tear and not covered by any applicable warranty, insurance policy or maintenance service contract provided at Sellers' expense.

     SUBJECT MATERIAL. Any substance, product, waste or other material which is, or becomes identified, listed, published or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste or pollutant, or which is otherwise regulated or restricted under any Laws or permits, licenses or other Government Authority approvals, including the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act (SARA), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act
(RCRA), the Toxic Substances Control Act (TSCA), the Clean Water Act and the Oil Pollution Liability and Compensation Act of 1990 (OPA 90). Without limitation, Subject Material includes hydrocarbons, asbestos and polychlorinated biphenyls.

     TITLE DEFECT. Any defect or deficiency in title, except for Permitted Encumbrances, that (i) creates a Lien affecting the interests of Sellers in the Transferred Properties, (ii) diminishes Sellers' net revenue interest (defined as Sellers' share of the proceeds from the sale of hydrocarbons produced from and allocable to the Transferred Properties, net of all royalties, overriding royalties, or other burdens on production or non-operating interests applicable thereto) with respect to a particular Transferred Property to an interest less than that set forth on a Schedule hereto, (iii) increases Sellers' working interest (defined as Sellers' share of the costs of operation, development or production borne by the owner of such interest) with respect to a particular Transferred Property to an interest greater than that set forth on a Schedule hereto without a corresponding increase in Sellers' net revenue interest, (iv) creates an obligation to pay costs in an amount greater than Sellers' working interest with respect to a particular Transferred Property as set forth on a

Schedule hereto, or (v) constitutes a lack of validity or perfection of title such that a reasonably prudent person, engaged in the ownership, development and operation of oil and gas properties or assets with knowledge of all the facts would not be willing to accept title without curing such defect.

     TRANSFERRED PROPERTIES. The CUSA Properties, the CPL Properties, the Hydrocarbon Inventories, the Partnership Interests and the transferred interests of CUSA and CPL in Clean Seas collectively. Transferred Properties specifically excludes the Partnerships' Facilities, which continue to be owned by the relevant partnerships, but includes CUSA's and CPL's interests in such partnerships.

     YEAR 2000 COMPLIANT AND YEAR 2000 COMPLIANCE.  See Section 7.6.

     1.2 RULES OF CONSTRUCTION. For the purposes of this Agreement, unless the context otherwise requires:

     (a) GENERAL. In any provision, (i) "or" is not exclusive; (ii) "including" and "include" are not exclusive; (iii) an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles that are generally accepted in the United States of America; (iv) words in the singular include the plural and words in the plural include the singular; (v) words in the masculine include the feminine and words in the feminine include the masculine; (vi) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; and (vii) a reference to a corporation, limited liability company or a partnership includes its successors and permitted assigns.

     (b) ARTICLES AND SECTIONS. References to Articles and Sections without identifying a specific agreement shall be deemed references to Articles and Sections of this Agreement. The captions of Articles and Sections are for convenience of reference only and shall not be used in the interpretation of this Agreement.

     (c) AGREEMENTS AND INSTRUMENTS. References to this Agreement or any other agreement or instrument shall be deemed references to such agreement or instrument as it may from time to time be amended, and shall be deemed to refer to any schedules, exhibits or other materials incorporated into such agreement or instrument.

                                     ARTICLE 2

                    PURCHASE AND SALE OF TRANSFERRED PROPERTIES


     2.1 CUSA PROPERTIES. At the Closing, CUSA shall sell, convey, transfer and assign to Buyer and Buyer shall purchase and receive from CUSA all right, title and interest of CUSA in and to assets associated with Sellers' crude oil and natural gas production associated with the Point Arguello Project, as such assets are described as follows (collectively the "CUSA Properties"). Notwithstanding the foregoing, certain CUSA Properties are jointly used in the ownership, use, operation, maintenance, improvement or abandonment of the properties related to the Santa Barbara Channel and Dos Cuadras Projects (the "SBC/DC Properties") transferred to Venoco, Inc. ("Venoco") under the Purchase and Sale Agreement among CUSA, CPL, Venoco and Ellwood Pipeline, Inc. dated as of November 4, 1998. Such jointly used properties are designated in the referenced Schedules by a "J," and shall be transferred in accordance with the provisions of Section 5.5 of this
Agreement:

     (a) OIL AND GAS LEASES. All of CUSA's oil and gas leases and lease operating agreements described in Part A of Schedule 2 attached to this Agreement, which includes all of CUSA's interests in the Point Arguello Unit, the Rocky Point Unit, the overriding royalty interest in State of California leases, and the Cojo lease defined in Schedule 2 (collectively the "Oil and Gas Leases");

     (b) UNIT AGREEMENTS. The unit agreements, unit operating agreements, joint operating agreements and facility operating agreements described in Part B of Schedule 2 attached to this Agreement (the "Unit Agreements");

     (c) WELLS. The oil and gas wells, disposal wells, injection wells and other wells located on the real property described in (a) above or (d) below or on real property subject to the Unit Agreements, as such wells are described in Part C of Schedule 2 attached to this Agreement (the "Wells");

     (d) CUSA REAL PROPERTY. The fee properties, surface leases, easements and other real property interests described in Part D-1 of Schedule 2 attached to this Agreement (the "CUSA Real Property");

     (e) CUSA FIXED ASSETS. The production platforms, equipment, machinery, furnishings, vehicles, fixtures, flowlines, roads, pipelines, pole lines, appurtenances, materials, improvements, spare parts, and other property (excluding Hydrocarbon Inventories separately defined below) related to the foregoing assets, as described more particularly in Part E-1 of
Schedule 2 attached to this Agreement (the "CUSA Fixed Assets");

     (f) MICROWAVE COMMUNICATION ASSETS. The site leases and other property and contract rights, the Federal Communications Commission licenses, and transmitter, receiver, repeater and other equipment and furnishings utilized for microwave communication related to the foregoing assets, as described more particularly in Schedule 3 attached to this Agreement (the "Microwave Communication Assets");

     (g) VENTURA OFFICE ASSETS. The equipment, furnishings and vehicles located at CUSA's Ventura Business Unit office at 646 County Square Drive, Ventura, California, described more particularly in Schedule 4 attached to this Agreement (the "Ventura Office Assets");

     (h) OFFSITE STORED INVENTORY. The inventory of parts and equipment associated with the foregoing properties and stored at locations other than at the foregoing property, as described in Schedule 4A attached to this Agreement (the "Offsite Stored Inventory");

     (i) CUSA APPLICABLE CONTRACTS. The contracts of CUSA relating to the foregoing assets or the ownership, use, operation, maintenance, improvement or abandonment thereof, or to the production, treatment, sale, storage or disposal of hydrocarbons, water or other substances associated therewith, described in Schedule 5 attached to this Agreement (the "CUSA Applicable Contracts");

     (j) CUSA APPLICABLE PERMITS. The licenses, permits and other approvals issued by Government Authorities to CUSA relating to the foregoing assets or the ownership, use, operation, maintenance, improvement or abandonment thereof, or to the production, treatment, sale, storage or disposal of hydrocarbons, water or other substances associated therewith, described in Schedule 6 attached to this Agreement (the "CUSA Applicable Permits"); and

     (k) CUSA RECORDS. Subject to the provisions of Section 12.10 below, the files, records and other information relating to the Point Arguello Project owned by CUSA available through CUSA's best efforts to locate such information and which CUSA is not prohibited from transferring to Buyer by Laws, Applicable Permits or existing contractual relationship (collectively the "CUSA Records"), including (i) lease, land and title records (including abstracts of title, title opinions, certificates of title, title curative documents, division orders, and division order files), (ii) the CUSA Applicable Contracts and CUSA Applicable Permits documents, (iii) well logs, well test data, well production reports, maps, environmental, and production files, (iv) core samples from wells, (v) input and output data with respect to engineering simulation models (excluding modeling software), (vi) Sellers' geological or geophysical data (including magnetic tapes, field notes, seismic lines, structure maps and isopach maps) relating to properties within the Point Arguello Project, the Rocky Point Unit, the overriding royalty interests in State of California leases and the Cojo lease included in the CUSA Properties and not held by Sellers subject to any obligation of confidentiality in favor of any third party, and (vii) any of the foregoing data contained in electronic production databases.

     2.2 CPL PROPERTIES. At the Closing, CPL shall sell, transfer and assign to Buyer and Buyer shall purchase and receive from CPL all right, title and interest of CPL in and to assets described as follows (collectively the "CPL Properties"). Notwithstanding the foregoing, certain CPL Properties are jointly used in the ownership, use, operation, maintenance, improvement or abandonment of the properties related to the Santa Barbara

Channel and Dos Cuadras Projects (the "SBC/DC Properties") transferred to Ellwood Pipeline, Inc. ("Ellwood") under the Purchase and Sale Agreement dated as of November 4, 1998. Such jointly used properties are designated in the referenced Schedules by a "J," and shall be transferred in accordance with the provisions of Section 5.5 of this Agreement:

     (a) CPL REAL PROPERTY. The fee properties, surface leases, easements and other real property interests described in Part D-2 of Schedule 2 attached to this Agreement (the "CPL Real Property");

     (b) CPL FIXED ASSETS. The pipelines, pump stations, equipment, machinery, furnishings, vehicles, fixtures, roads, pole lines, appurtenances, materials, improvements, spare parts, and other property (excluding Hydrocarbon Inventories defined below) related to the foregoing assets, as described more particularly in Part E-2 of Schedule 2 attached to this Agreement (the "CPL Fixed Assets");

     (c) CPL APPLICABLE CONTRACTS. The contracts of CPL relating to the foregoing assets or the ownership, use, operation, maintenance, improvement or abandonment thereof described in Schedule 5 attached to this Agreement (the "CPL Applicable Contracts");

     (d) CPL APPLICABLE PERMITS. The licenses, permits and other approvals issued by Government Authorities to CPL relating to the foregoing assets or the ownership, use, operation, maintenance, improvement or abandonment thereof described in Schedule 6 attached to this Agreement (the "CPL Applicable Permits"); and

     (e) CPL RECORDS. Subject to the provisions of Section 12.10 below, the files, records and other information relating to the Point Arguello Project owned by CPL available through CPL's best efforts to locate such information and which CPL is not prohibited from transferring to Buyer by Laws, Applicable Permits or existing contractual relationship (collectively the "CPL Records"), including (i) lease, land and title records (including abstracts of title, title opinions, certificates of title, title curative documents, division orders, and division order files), (ii) the CPL Applicable Contracts and Applicable Permits documents and (iii) environmental files.

     2.3 HYDROCARBON INVENTORIES. At the Closing, Sellers shall sell, convey, transfer and assign to Buyer and Buyer shall purchase and receive from Sellers all right, title and interest of Sellers in and to the crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate products and other hydrocarbons, whether gaseous or liquid, produced from or allocable to the CUSA Properties, the CPL Properties, or other real property subject to the Unit Agreements that are in the custody of CUSA or CPL, or in the possession of any of the GGP, PANGL, PAPCO or PATC partnerships, as of the Closing Date. The portion of the Hydrocarbon Inventories physically present in the PATC facilities described in Schedule 8 attached hereto (the "Measured Inventories") shall be measured as of the Closing Date and valued separately as provided in Section 4.3(a) below.

     2.4    PARTNERSHIP INTERESTS AND CLEAN SEAS INTERESTS.

     (a) GGP INTEREST. At the Closing, CUSA shall sell, transfer and assign to Buyer and Buyer shall purchase and receive from CUSA the partnership interest of CUSA in GGP, including all of CUSA's rights and duties under the applicable partnership agreement referenced in part F of
Schedule 2 attached hereto.

     (b) PANGL, PAPCO AND PATC INTERESTS. At the Closing, CPL shall sell, transfer and assign to Buyer and Buyer shall purchase and receive from CPL the partnership interests of CPL in each of PANGL, PAPCO and PATC, including all of CPL's rights and duties under the applicable partnership agreements referenced in part F of Schedule 2 attached hereto.

     (c) CLEAN SEAS INTERESTS. At the Closing, CUSA shall sell, transfer and assign to Buyer and Buyer shall purchase and receive from CUSA the membership interest of CUSA in Clean Seas. At the Closing, CPL shall sell, transfer and assign to Buyer and Buyer shall purchase and receive from CPL the portion of the membership interest of CPL in Clean Seas associated with the CPL Properties. CPL shall retain the portion of its membership interest in Clean Seas (including the related portion of its capital account in Clean
Seas) associated with Sellers' Estero, California terminal and related facilities and vessel and barge movements to and from such terminal. Buyer shall take all actions necessary for Sellers and Sellers' contractors to qualify for Clean Seas spill response coverage in the course of performance of any Abandonment Obligations retained by Sellers hereunder, notwithstanding any subsequent transfer or disposal of interests by Buyer in the Transferred Properties. Any capital contributions or other payments of expenses associated with the requirements for Buyer to receive and maintain a membership interest in Clean Seas shall be for Buyer's account.

     (d) ALLOCATION OF POST-CLOSING DATE PARTNERSHIP AND CLEAN SEAS EXPENSES. Buyer shall pay the share of operating and capital expenses associated with the Partnership Interests and the Clean Seas interests transferred to Buyer hereunder from the Closing Date until the commencement of the Cold Standby Period for a given platform or other facility. The operating and capital expenses associated with such interests for a particular platform or other facility from the beginning of its Cold Standby Period until the completion of Sellers' Abandonment Obligations with respect thereto shall be allocated between Sellers and Buyer based on their respective proportions of Abandonment Obligations during such period. The same principles shall apply to the allocation of expenses for CUSA Properties and CPL Properties subject to a unit agreement or operating agreement.

     (e)    ALLOCATION OF DISTRIBUTIONS, CASH CALLS AND CAPITAL ACCOUNTS.
Any distributions of cash by any of GGP, PANGL, PAPCO, PATC or Clean Seas resulting from activities prior to the Closing Date shall be for the account of Sellers. Any distributions of cash by any of GGP, PANGL, PAPCO, PATC or Clean Seas resulting from activities on or after the Closing Date shall be for the account of Buyer. Any cash calls by any of GGP, PANGL, PAPCO, PATC or Clean Seas to fund the payment of accounts payable accruing prior to the Closing Date shall be for the account of Sellers. Any cash calls by any of GGP, PANGL, PAPCO, PATC or Clean Seas to fund the payment of accounts payable accruing on or after the Closing Date shall be for the account of Buyer. Except as stated above in this Section 2.4, the capital account of Sellers in each of GGP, PANGL, PAPCO, PATC and

Clean Seas shall be transferred to Buyer as of the Closing Date. The same principles shall apply to the allocation of distributions, cash calls and capital accounts (if any) for CUSA Properties and CPL Properties subject to a unit agreement or operating agreement.

     2.5    INCLUDED AND EXCLUDED ITEMS.

     (a) INCLUDED ITEMS. Any rights of Sellers to unused emission reduction credits associated with the Transferred Properties or capital projects for which Applicable Permits have been obtained or are pending shall be transferred to Buyer on Closing. To the extent that Buyer holds any such unused credits at the time Sellers commence performance of their retained Abandonment Obligations, Buyer shall transfer such credits to Sellers or make such credits available for use by Sellers at no cost to Sellers.

     (b)    EXCLUDED ITEMS.  Notwithstanding the foregoing Sections of this
Article 2, the following items shall be excluded from the Transferred
Properties: (i) property owned by hydrocarbon buyers or by contractors; (ii) Sellers' geological or geophysical data not related to the Point Arguello Project, the Rocky Point Unit, the overriding royalty interest in State of California leases or the Cojo lease included in the CUSA Properties; (iii) cash located at the Transferred Properties, deposits with Government Authorities, contractors and vendors, and other cash equivalents, to the extent that such cash was generated from transactions occurring prior to the Closing Date or such deposit was made prior to the Closing Date (provided, however, that Sellers' interest in any cash held by Clean Seas shall be for Buyer's account to the extent Sellers' equity interests in Clean Seas are transferred hereunder); (iv) items used, consumed or disposed of in the ordinary course of business prior to the Closing; (v) surety bonds posted at the request of Sellers; (vi) rights under insurance policies held by Sellers or their Affiliates covering any of the Transferred Properties or Sellers' interests in any of GGP, PANGL, PAPCO, PATC or Clean Seas; (vii) any software or other systems used by CPL for monitoring and control of the CPL Properties from remote locations; (viii) rights to technology, software and other intellectual property listed on Schedule 14 attached to this Agreement; (ix) the items of equipment listed on Schedule 14 attached to this Agreement; and
(x) records that are subject to attorney-client privilege, work product immunity or other privileges against disclosure enjoyed by Sellers or their representatives.

     2.6 CONVEYANCING INSTRUMENTS. The fee real property to be conveyed at Closing shall be conveyed by means of grant deeds in the form of Exhibit A attached to this Agreement. The rights-of-way and other easements to be transferred at Closing shall be transferred by means of assignment and assumption agreements in the form of Exhibit B attached to this Agreement. The oil and gas leases, surface leases, unit agreement rights and other contract rights to be conveyed or transferred at Closing shall be transferred by means of assignment and assumption agreements in the form of Exhibit C attached to this Agreement, or such assignment forms as may be prescribed by applicable Government Authorities. The personal property to be transferred at Closing shall be transferred by means of bills of sale in the form of Exhibit D attached to this Agreement. The Partnership Interests and Clean Seas interests to be transferred at Closing shall be transferred by means of assignment and assumption agreements conforming in each case to the requirements of the applicable partnership or limited liability company agreement. The transferable Applicable Permits will be transferred by means of appropriate forms consistent with the requirements of the applicable Government Authority.


                                     ARTICLE 3

                   ASSUMPTION AND INDEMNIFICATION OF LIABILITIES


     3.1    LIABILITIES RETAINED BY SELLERS.

     (a) CUSA shall indemnify, defend and hold harmless Buyer from and after the Closing against any Losses attributable to a breach of CUSA's representations and warranties or a material breach of CUSA's covenants under this Agreement, provided that (i) any claim of Buyer for breach of CUSA's representations and warranties shall be void unless notice of such claim is given to Sellers within one year after the Closing Date and (ii) any claim of Buyer for breach of CUSA's representations and warranties must individually exceed Fifty Thousand Dollars ($50,000).

     (b) CPL shall indemnify, defend and hold harmless Buyer from and after the Closing against any Losses attributable to a breach of CPL's representations and warranties or a material breach of CPL's covenants under this Agreement, provided that (i) any claim of Buyer for breach of CPL's representations and warranties shall be void unless notice of such claim is given to Sellers within one year after the Closing Date and (ii) any claim of Buyer for breach of CPL's representations and warranties must individually exceed Fifty Thousand Dollars ($50,000).

     (c) From and after the Closing CUSA agrees that it shall perform when due the Abandonment Obligations associated with the CUSA Properties that are allocated to "Chevron" as set forth in Schedule 1 attached hereto, and shall indemnify, defend and hold harmless Buyer against any Losses attributable to non-performance or the manner of performance of such Abandonment Obligations.

     (d) From and after the Closing CPL agrees that it shall perform when due the Abandonment Obligations associated with the CPL Properties that are allocated to "Chevron" as set forth in Schedule 1 attached hereto, and shall indemnify, defend and hold harmless Buyer against any Losses attributable to non-performance or the manner of performance of such Abandonment Obligations.

     (e) From and after the Closing CUSA agrees that it shall indemnify, defend and hold harmless Buyer against all Losses that are attributable to ownership, use, operation, maintenance, improvement or abandonment of any of the CUSA Properties prior to the Closing, including offsite transportation, storage, treatment and disposal of Subject Materials from such properties prior to the Closing, but excluding Abandonment Obligations and other liabilities and obligations assumed by Buyer under Section 3.2 below.

     (f) From and after the Closing CPL agrees that it shall indemnify, defend and hold harmless Buyer against all Losses that are attributable to ownership, use, operation, maintenance, improvement or abandonment of any of the CPL Properties prior to the Closing, including offsite transportation, storage, treatment and disposal of Subject Materials from such properties prior to the Closing, but excluding Abandonment Obligations and other liabilities and obligations assumed by Buyer under Section 3.2 below.


     (g) From and after the Closing CUSA agrees to reimburse Buyer for or directly pay Buyer's share of any cash call or other assessment by the operator of any unit or pursuant to any operating agreement to which the Transferred Properties are subject, or by GGP, with respect to (i) the investigation, funding, remediation, defense or settlement of any Abandonment Obligations allocated to "Chevron" in Schedule 1 with respect to unit property or the GGP Partnerships' Facilities, and (ii) any Losses that are attributable to injuries suffered or casualties occurring on the Transferred Properties, the property of any unit or operating agreement to which the Transferred Properties are subject, or the GGP Partnerships' Facilities prior to the Closing.

     (h) From and after the Closing CPL agrees to reimburse Buyer for or directly pay Buyer's share of any cash call or other assessment by any of PAPCO, PANGL or PATC with respect to (i) the investigation, funding, remediation, defense or settlement of any Abandonment Obligations allocated to "Chevron" in Schedule 1 for the applicable Partnerships' Facilities, and
(ii) any Losses that are attributable to injuries suffered or casualties occurring at the applicable Partnerships' Facilities prior to the Closing.

     (i) In the event the operator of any unit or operating agreement to which the Transferred Properties are subject or any of GGP, PAPCO, PANGL or PATC makes a cash call on unit owners or partners or provides other communications to unit owners or partners with respect to the payment liabilities retained by Sellers under clauses (h) and (g) above, Buyer shall promptly forward the cash call or other communication to the applicable Seller for review and payment. At the Closing, Buyer shall execute and deliver to Sellers Voting Agreements in the form attached as Exhibit M to this Agreement, by which Sellers shall have the right to receive information, attend meetings and direct the casting of Buyer's vote and the exercise of Buyer's approval or rejection rights in the Point Arguello Unit, the Rocky Point Unit, lease operating agreements, and each of GGP, PANGL, PAPCO, PATC and Clean Seas with respect to such payment liabilities retained by Sellers. If any of the Transferred Properties are subsequently subject to a different or amended unit, partnership or comparable agreement, Buyer shall grant Sellers similar information and voting rights with respect to the new agreement.

     (j)    Without limitation on liabilities retained by Sellers hereunder,
(i) if applicable Government Authorities require Buyer to take investigatory or remedial action with respect to the shell mound and oil spotting matters disclosed by Sellers in the Disclosure Letter, CUSA shall indemnify, defend and hold harmless Buyer and its Affiliates against the costs of performing such investigations or remedies, and (ii) the responsibility for defending against and settling or paying any judgment or arbitration monetary award issued in any of the litigation or arbitration proceedings filed prior to the Closing Date and disclosed in the Disclosure Letter shall remain with CUSA or CPL rather than with Buyer.

     3.2    LIABILITIES ASSUMED BY BUYER.

     (a) Buyer shall indemnify, defend and hold harmless Sellers from and after the Closing against any Losses attributable to a breach of Buyer's representations and warranties or a material breach of Buyer's covenants under this Agreement, provided that (i) any claim of Sellers for breach of Buyer's representations and warranties shall be void unless notice of such claim is given to Buyer within one year after the Closing Date and (ii) any claims for breach of Buyer's representations and warranties must individually exceed Fifty Thousand Dollars ($50,000).

     (b) From and after the Closing Buyer agrees that it shall perform when due the Abandonment Obligations associated with the Transferred Properties that are allocated to "Buyer" as set forth in Schedule 1 attached hereto, and shall indemnify, defend and hold harmless Sellers against any Losses attributed to non-performance or the manner of performance of such Abandonment Obligations.

     (c) Buyer shall indemnify, defend and hold harmless Sellers and their Affiliates from and after the Closing against all Losses that are attributable to the ownership, use, operation, maintenance, improvement or abandonment of the Transferred Properties and the Partnerships' Facilities on and after the Closing Date, including offsite transportation, storage, treatment and disposal of Subject Materials from such properties on and after the Closing Date.

     (d) Buyer shall indemnify, defend and hold Sellers and their Affiliates harmless from and against all Losses attributable to (i) Buyer's employee selection and offer process and actions taken by Buyer and its Affiliates relating to employees or former employees of Sellers or their Affiliates, (ii) Buyer's use of employee records or other records maintained by Sellers or their Affiliates that have been provided to Buyer and (iii) the actions of any employees of Sellers or their Affiliates acting on Buyer's behalf and at Buyer's direction in connection with Buyer's employee selection and offer process.

     3.3    GENERAL LIABILITY PROVISIONS.

     (a)    Notwithstanding the allocation of Abandonment Obligations in
Schedule 1, Buyer shall be responsible to Sellers for any additional or increased costs of performing and paying Abandonment Obligations resulting from any material expansions or modifications to the applicable platforms, facilities or other property to be abandoned, or from any material modifications to the underlying permits, rights-of-way or other contract rights or land use rights granted by any Persons, if such modifications were made by Buyer or its representatives after the Closing Date.

     (b) For purposes of allocating liability between Sellers and Buyer under the indemnity provisions of this Agreement, Losses shall be deemed to be attributable to ownership, use, operation, maintenance, improvement or abandonment as of the time that an injury or alleged injury is suffered by a Person, and not as of the time that a claim or legal action is filed or as of the time that an allegedly deficient condition was created.

     3.4    CLAIMS PROCEDURES.

     (a) Any party entitled to indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim for indemnification under this Agreement. Such notice (a "Notice of Claim") shall specify in reasonable detail, so far as the Indemnitee is able to do so, the nature and any particulars of any such claim giving rise to a right of indemnification (including the amount thereof, so far as the Indemnitee is able to do so). Any Notice of Claim shall be given promptly after Indemnitee has actual knowledge of the Loss, and in no event more than 45 calendar days after such knowledge (or, in the case of a Loss involving filing of a complaint or other pleading, such Notice of Claim shall be given to allow reasonable time for the Indemnitor to answer or otherwise respond to such pleading). Failure or delay of the Indemnitee to give such notice shall relieve the Indemnitor of any liability to the extent actual prejudice results. The Indemnitee shall permit access (or ensure that any relevant Affiliate permits access) by the Indemnitor or its representatives to all personnel, records and other materials reasonably required by them for their use in connection with any Claim, and shall cooperate with the Indemnitor in connection with all such Claims as reasonably required by the Indemnitor.

     (b) With respect to any suit, cause of action, legal or administrative proceeding, arbitration, demand or claim by a third party (a "Claim") that could give rise to indemnification under this Agreement, the Indemnitor shall defend (in the name of the Indemnitee, if necessary), at its own expense with attorneys of its own selection (and who shall be reasonably satisfactory to the Indemnitee), any such Claim, and the Indemnitee shall not settle any such Claim without the Indemnitor's written consent; provided, that if any Indemnitor is not defending such Claim within 30 calendar days after having been afforded the opportunity to do so in accordance with this Section, then the Indemnitee shall have the right to reasonably defend the Claim in such manner as it may deem appropriate at the cost and expense of the Indemnitor, and the Indemnitor shall promptly reimburse the Indemnitee therefor in accordance with this Agreement, and the Indemnitor's consent to any proposed settlement shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 3.4, the Indemnitee shall be permitted to participate in the defense of such Claim and to employ counsel at its own expense (subject to the right of the Indemnitor to control and direct such defense).

     (c) If the Indemnitor does not assume the defense of any Claim, then any failure of the Indemnitee to defend shall not relieve the Indemnitor of its obligations hereunder; provided that the Indemnitee shall have given the Indemnitor notice of its intention not to defend and afforded the Indemnitor the opportunity to assume the defense within such period as may be reasonable (taking into consideration when determining whether such period is reasonable, the time when notice was given to the Indemnitee by the Indemnitor that such Indemnitor did not intend to assume the defense thereof). Notwithstanding any other provision of this Section 3.4, no Indemnitor shall settle any Claim without the consent of the Indemnitee if such settlement would involve an admission by the Indemnitee of criminal liability, the consent to any equitable order or injunction or otherwise materially and adversely affect the Indemnitee or its subsidiaries.

     3.5 SECURITY FOR SELLERS' LIABILITIES. On the Closing, Sellers shall deliver to Buyer a Guaranty Agreement executed by Chevron Corporation in the form attached as Exhibit J to this Agreement, by which Chevron Corporation shall guarantee to Buyer the performance and payment when due by each of Sellers of certain obligations arising under this Agreement.

     3.6    SECURITY FOR BUYER'S LIABILITIES.

     (a) On the Closing, Buyer shall deliver to the MMS a supplemental performance bond in the penal sum required by the MMS executed and acknowledged by Buyer and sureties acceptable to CUSA and the MMS in the form of supplemental bond prescribed by the MMS attached as Exhibit K to this Agreement (the "MMS Performance Bond"), guaranteeing performance and payment when due by Buyer of its Abandonment Obligations with respect to the interests in the offshore MMS oil and gas leases transferred hereunder. A duplicate original of the MMS Performance Bond shall be provided to Sellers on the Closing. Buyer shall not enter into any amendment, waiver, assignment or termination of the MMS Performance Bond without the prior written consent of CUSA. CUSA's consent shall not be unreasonably withheld for amendments of such bond that do not materially impact CUSA's security, or for substitution of a surety that has on the substitution date credit ratings from Standard & Poor's or the equivalent that are as good as or better than the credit ratings for the surety or sureties accepted by CUSA on the Closing. CUSA may otherwise withhold its consent to amendments, waivers, assignments or terminations of the bond in its sole discretion, except as described in clauses (e) and (f) below. Sellers and Buyer shall endeavor to cause the MMS to agree that in the event of any default with respect to Buyer's Abandonment Obligations, the MMS would proceed against the MMS Performance Bond before proceeding against CUSA. CUSA and the sureties providing the MMS Performance Bond shall enter into a similar agreement.

     (b) On the Closing, Buyer shall deliver to Sellers a performance bond in favor of Sellers in a penal sum equal to Five Million Dollars ($5,000,000) minus the penal sum required for the MMS Performance Bond in clause (a) above, executed and acknowledged by Buyer and sureties acceptable to Sellers in the form attached as Exhibit L to this Agreement ("Sellers' Performance Bond"), guaranteeing to Sellers the performance and payment when due by Buyer of the Buyer's Abandonment Obligations arising under this Agreement.
Seller's Performance Bond shall be maintained by Buyer in full force and effect at all times until the earlier of (i) the date on which all Abandonment Obligations assumed by Buyer have been completely performed and satisfied or (ii) the date Buyer's Abandonment Obligation expenditures are fully credited against the penal sum of such bond, as described in clauses
(c) and (d) below. Sellers' consent shall not be unreasonably withheld for substitution of a surety that has on the substitution date credit ratings from Standard & Poor's or the equivalent that are as good as or better than the credit ratings for the surety or sureties accepted by Sellers on the Closing.

     (c) Buyer shall maintain accurate records of their actual expenditures incurred in performing its Abandonment Obligations, and shall deliver to Sellers reports of such expenditures promptly after each calendar year in which Abandonment Obligations are performed. For purposes of this Agreement, any expenditures for an Abandonment Obligation completion of which requires approval from a Governmental Authority or contract party shall not be deemed expended until the calendar year in which such approval is obtained. Sellers or their authorized representatives may audit Buyer's records for the purpose of verifying the actual expenditures incurred in performing Buyer's Abandonment Obligations. Any disputes concerning the amount of such expenditures or their attribution to performance of Abandonment Obligations shall be resolved in accordance with Section 12.6 below.

     (d) Sellers and Buyer shall jointly maintain an account of Buyer's Abandonment Obligation expenditures determined in accordance with clause (c) above. In such account, Buyer's expenditures for those Abandonment Obligations covered by the MMS Performance Bond shall be credited against the penal sum of the MMS Performance Bond. Buyer's other Abandonment Obligation expenditures shall be credited against the penal sum of Sellers' Performance Bond until an amount equal to such penal sum is attained. At any time after any calendar year in which Abandonment Obligation expenditures are credited against the penal sum under the MMS Supplemental Performance Bond under this clause (d), Buyer may require that CUSA consent to partial reduction of such penal sum in the amount of such credit, conditioned on the consent of MMS to such partial reduction. At any time after any calendar year in which Abandonment Obligation expenditures are credited against the penal sum under the Sellers' Performance Bond under this clause (d), Buyer may require that Sellers consent to partial reduction of such penal sum in the amount of such credit.

     (e) Until a consent to reconveyance or surety bond termination is executed by Sellers, the performance bonds described in this Section 3.6 shall remain in full force and effect and Sellers shall have all remedies available under such instruments or applicable Laws to enforce performance of Buyer's obligations and to execute on such security in the event of any default in performance or payment of such obligations when due. Buyer waives the right to require Sellers to proceed against or exhaust any particular security or make any election of remedies.

     (f) Buyer shall not sell, assign, pledge, grant a security interest in or otherwise transfer ("transfer") any interest in the real property interests included in the Transferred Properties, and Plains Resources Inc. shall not transfer any interest in any subsidiary designated to hold title to the Transferred Properties or the interests transferred hereunder in GGP, PANGL, PAPCO or PATC, without first obtaining the written consent of Sellers. Sellers shall not withhold their consent to such transfer if the transfer will meet each of the following criteria to Sellers' reasonable satisfaction:

     (i) The transfer will not increase the cost or time for performance of Sellers' then remaining retained Abandonment Obligations.

     (ii) The transfer will not impair the ability or likelihood of performance of Buyer's then remaining assumed Abandonment Obligations.

     (iii) Sellers will continue to hold unimpaired all rights granted by Buyer in accordance with this Agreement applicable to performance of Sellers' then remaining retained Abandonment Obligations, including rights to use of emission reduction credits, rights to Clean Seas spill response commitments, rights as an additional insured under Buyer's insurance, and rights under the MMS Performance Bond and Sellers' Performance Bond required hereunder.

Notwithstanding the foregoing, Sellers hereby consent to Buyer's granting of security interests in the Transferred Properties to the lenders providing acquisition funding for the Closing of this Agreement and to the sureties providing the MMS Performance Bond and the Sellers' Performance Bond, and their respective successors or assigns or substitute parties (provided that Sellers' consent based on the above criteria shall be required for any execution, foreclosure, trustee sale or other transfer by or on behalf of such lenders or sureties, which would result in a party other than the lender or sureties acquiring an interest). If Sellers' consent based on the above criteria is obtained with respect to a transfer in which the transferee provides Sellers with bonds in forms and from sureties satisfying the requirements for the MMS Performance Bond and Sellers' Performance Bond hereunder, Sellers shall consent to the release of the respective bond or bonds furnished by Buyer.


                                     ARTICLE 4

                             DEPOSIT AND PURCHASE PRICE


     4.1 DEPOSIT. Within three Business Days after the Execution Date, Buyer shall deliver to Sellers a deposit of One Hundred Thousand Dollars ($100,000) (the "Deposit"). The Deposit shall be made in Dollars by transfer of immediately available funds to Sellers' Bank Account. Sellers need not segregate the Deposit and shall not hold the Deposit in trust. If the Closing occurs, the principal amount of the Deposit shall be credited against the Purchase Price. If the Closing does not occur, the Deposit shall be applied pursuant to Section 5.4 below. Buyer shall not be entitled to any interest on the Deposit, whether the Closing occurs or the Agreement is terminated.

     4.2 PURCHASE PRICE. As consideration for the sale of the Transferred Properties and Sellers' other obligations hereunder, Buyer shall transfer the following amounts (collectively the "Purchase Price") subject to adjustment as set forth in Section 4.3 below:

            (i)   the Deposit shall be paid to Sellers in accordance with
     Section 4.1 above;

            (ii) an amount equal to One Million Thirty-Seven Thousand Five Hundred Dollars ($1,037,500) shall be paid to Sellers on the Closing Date;

            (iii) an amount equal to One Million Twenty-Six Thousand Two Hundred Ninety-Four Dollars ($1,026,294) shall be paid to Sellers on the later of the Closing Date or the date on which the Application for Expenditure defined in Section 9.7 below relating to the Reconfiguration 2 Project is approved by the PAPCO and PATC partnerships; and

            (iv) the estimated positive or negative total amount of the adjustments calculated by Sellers in the Settlement Estimate delivered in accordance with Section

     4.3 below, shall be credited to or debited from the amount transferred by Buyer to Sellers on the Closing Date under clause (ii) above.

All transfers to Sellers shall be paid in Dollars by transfer of immediately available funds to Sellers' Bank Account.



     4.3    PURCHASE PRICE ADJUSTMENTS.

     (a) MEASURED INVENTORIES. Sellers shall calculate, using records and other means of account, the value of the Hydrocarbon Inventories physically present in the PATC facilities described in Schedule 8 as of the Closing Date (the "Measured Inventories"). The estimated value of Measured Inventories shall be calculated in accordance with the Valuation Procedure attached as
Schedule 9 to this Agreement. Buyer shall have the right to have their representatives audit the records used by Sellers in calculating such measurement and valuation.

     (b) PAYABLES. All credits and payment obligations associated with the Transferred Properties (including accounts payable and prepayments) which have been paid by Sellers and their Affiliates or which have accrued on or before the Closing Date and which relate to liabilities that have been assumed by Buyer or for which Buyer is otherwise responsible shall be prorated to CUSA or CPL, as applicable, for the period prior to the Closing Date and to Buyer, for the period on and after the Closing Date. Sellers shall pay all such items due prior to the Closing Date and Buyer shall pay for all such items due on and after the Closing Date.

     (c) RECEIVABLES. Accounts receivable or other rights to revenue associated with the Transferred Properties, to the extent that such accounts receivable and rights to revenue are attributable to transactions prior to the Closing Date, shall not be part of the sale but shall remain the property of Sellers whenever collected.

     (d) TAXES. The allocation between Sellers and Buyer of responsibility for and payment of all property and excise taxes shall be made in accordance with the provisions of Article 10 below.


     4.4 SETTLEMENT STATEMENT. A preliminary estimate of the value of the Measured Inventories as of the Closing Date under Section 4.3(a) above shall be calculated by Sellers and set forth in a settlement estimate (the "Settlement Estimate") delivered to Buyer not later than five (5) Business Days prior to the scheduled date for Closing. A final determination of the value of the Measured Inventories as of the Closing Date under Section 4.3(a) above shall be calculated by Sellers and set forth in a settlement statement (the "Settlement Statement") delivered to Buyer not later than 180 calendar days after the Closing. The Settlement Statement shall contain information detailing the basis for Sellers' calculations, and Buyer and its representatives shall have access to such records of Sellers as may be reasonably requested for verifying the measurements and calculations. If Buyer gives to Sellers written notice of dispute of any element of the Settlement Statement within 60 calendar days after receiving the Settlement Statement, (i) Sellers or Buyer, as the case may be, shall pay all undisputed amounts to the other within 75 calendar days after receiving the Settlement Statement and (ii) the disputed amount shall be negotiated between Sellers and Buyer. If such negotiations do not result in a resolution of the dispute within fifteen calendar days after Buyer's notice of dispute, the disputed amount shall be determined by one partner of an independent accounting firm jointly selected by Sellers and Buyer, whose determination shall be consistent with the provisions of this Agreement and shall be final and conclusive. The disputed amount shall be payable by the parties owing such amount within five Business Days following settlement or resolution of the dispute. Any amounts owing under the Settlement Statement shall bear interest at the Interest Rate from the Closing Date until paid.

     4.5 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Transferred Properties potentially subject to rights of first refusal in accordance with Schedule 10 attached to this Agreement.


                                     ARTICLE 5

                                      CLOSING


     5.1 TIME AND PLACE OF CLOSING. The consummation of the sale of the Transferred Properties and other transactions contemplated by this Agreement (the "Closing") shall be deemed to have occurred at 12:01 a.m. California time on the Closing Date. The meeting at which execution or delivery of Closing documents shall take place shall be held at the Ventura, California office of CUSA at 8:00 a.m. on the Closing Date, or such other location or date as Sellers and Buyer may mutually agree in writing.

     5.2 SCHEDULED CLOSING DATE. The Closing Date is scheduled for July 1, 1999. If the conditions for Closing have not been satisfied by July 1, 1999, the Closing Date may be extended until August 20, 1999 by written notice by Sellers to Buyer given not later than July 1, 1999. Alternatively, Sellers and Buyer may mutually agree to schedule the Closing Date on a different date.

     5.3 TERMINATION. If the Closing has not occurred on or before the later of (i) July 1, 1999 or (ii) the later Closing Date established by extension notice or mutual agreement in accordance with Section 5.2 above, either Sellers or Buyer, by written notice to the other, may elect to terminate their respective obligations to close the transactions contemplated by this Agreement; provided that no party may so terminate its obligations if it is then in default of any of its obligations under this Agreement.

     5.4    CONSEQUENCES OF TERMINATION.

     (a) No termination of this Agreement shall relieve any party hereto of any liability for any breach hereof occurring prior to such termination.

     (b) If the Closing does not occur because of material breach of Buyer's obligations and this Agreement is terminated as contemplated herein, Sellers shall retain the Deposit as liquidated damages in lieu of all other damages and as Sellers' sole remedy against Buyer for such failure to close. THE PARTIES AGREE THAT THE AMOUNT OF THE LIQUIDATED DAMAGES IS REASONABLE CONSIDERATION FOR SELLERS' HOLDING THE TRANSFERRED PROPERTIES OFF THE MARKET FOR THE PERIOD GOVERNED BY THIS AGREEMENT, AND THAT THE EXTENT OF DAMAGES TO SELLERS OCCASIONED BY FAILURE TO CLOSE WOULD BE EXTREMELY IMPRACTICABLE TO ASCERTAIN.

     (c) If the Closing does not occur because of material breach of Sellers' obligations and this Agreement is terminated as contemplated herein, Sellers shall return to Buyer the Deposit, and in addition shall reimburse to Buyer the verified expenditures incurred by Buyer in conducting due diligence reviews of the Transferred Properties and negotiating the transaction, all as liquidated damages in lieu of all other damages and as Buyer's sole remedy against Sellers for such failure to close. THE PARTIES AGREE THAT THE AMOUNT OF THE LIQUIDATED DAMAGES IS REASONABLE CONSIDERATION FOR BUYER'S COMMITMENT TO PURCHASE THE TRANSFERRED PROPERTIES, AND THAT THE EXTENT OF DAMAGES TO BUYER OCCASIONED BY FAILURE TO CLOSE WOULD BE EXTREMELY IMPRACTICABLE TO ASCERTAIN.

     (d) If the Closing does not occur for reasons other than material breach of Buyer's or Sellers' obligations and this Agreement is terminated as contemplated herein, Buyer shall be entitled to the immediate return of the Deposit. In such event, the recovery of such Deposit shall be Buyer's sole remedy against Sellers arising out of this Agreement or the termination hereof.

     (e) By initialing where indicated below, the parties specifically agree to this liquidated damages provision.

     CUSA     __________           BUYER  __________
              (Initials)                  (Initials)
     CPL      __________
              (Initials)

     5.5 JOINTLY USED ASSETS. Certain of the assets, contracts and permits (designated with a "J" in the Schedules) are jointly used in ownership, use, operation, maintenance, improvement or abandonment of the Transferred Properties and the SBC/DC Properties previously transferred to Venoco and/or Ellwood ("Jointly Used Assets"). All right, title and interest in the Jointly Used Assets are currently held by Sellers subject to arrangements for shared usage with Venoco and/or Ellwood. During the period between the Execution Date and the Closing Date, Sellers shall facilitate negotiations among Sellers, Venoco, Ellwood and Buyer for mutually acceptable arrangements for shared usage of the Jointly Used Assets and determination of which party or parties will have ownership of the Jointly Used Assets. If such arrangements have not been entered into and executed five (5) calendar days prior to the Closing Date, or waiver in the sole discretion of Buyer, Buyer may terminate this Agreement and obtain a full reimbursement of its Deposit.

                                     ARTICLE 6

                            CLOSING CONDITIONS PRECEDENT


     6.1 SELLERS' CLOSING CONDITIONS PRECEDENT. The obligations of Sellers to be performed at the Closing shall be subject to the satisfaction of the following conditions precedent, each of which may be waived by Sellers except as otherwise required by Law:

     (a) PAYMENTS. Buyer shall make the payments required by Article 4 above to be made on or before the Closing Date.

     (b) ACCURACY AND PERFORMANCE OF BUYER'S REPRESENTATIONS AND COVENANTS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement or otherwise consented to by Sellers in writing. Each of the covenants of Buyer required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing. Sellers shall have received a certificate executed by an officer of Buyer certifying the substance of this clause (b).

     (c) AUTHORIZATION OF BUYER. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Buyer.

     (d) OPINION OF BUYER'S COUNSEL. Sellers shall have received an opinion of the General Counsel of Buyer, in the form of Exhibit G attached to this Agreement.

     (e) DELIVERY OF BUYER'S SECURITY AGREEMENTS. Sellers shall have received the performance bonds as required by Section 3.6 above executed and acknowledged by the sureties (and Buyer, if applicable), and, if any rights and duties under this Agreement have been assigned by Buyer to its subsidiaries as permitted by Section 12.5 below, Sellers shall have received the parent guaranty required by Section 12.5 executed and acknowledged by Plains Resources Inc., guaranteeing to Sellers performance and payment when due of such subsidiaries' obligations.

     (f) ABSENCE OF RESTRAINING LITIGATION. No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Sellers or any of their Affiliates.

     (g) ASSIGNMENT AND ASSUMPTION AGREEMENTS. Buyer shall have executed and delivered to Sellers the assignment and assumption agreements with respect to the transfer of rights-of-way and other easements and mineral and surface leases and contract rights in the forms described in Section 2.6 above.

     (h) REQUIRED CONSENTS. Sellers and Buyer shall have received all consents from the parties to the Point Arguello Unit unit agreement and the partners in each of GGP, PANGL, PAPCO and PATC necessary for Buyer to succeed to Sellers' interests as a unit owner in the Point Arguello Unit, as operator of the Point Arguello Unit, and as a partner or limited liability company member holding Sellers' interest in each of GGP, PANGL, PAPCO, PATC and Clean Seas.

     (i)    TRANSFER OF PARTNERSHIP INTERESTS AND CLEAN SEAS INTERESTS.
Buyer shall have executed and delivered to Sellers the assignment and assumption agreements with respect to the transfer of the Partnership Interests and interests in Clean Seas to be transferred hereunder, conforming in each case to the requirements of the applicable partnership or limited liability company agreement.

     (j) SERVICES AGREEMENT. Buyer shall have executed and delivered to Sellers the Services Agreement in the form of Exhibit E attached to this Agreement.

     (k) VOTING AGREEMENTS. Buyer shall have executed and delivered to Sellers the Voting Agreements in the forms of Exhibit M to this Agreement.

     (m) AUTHORIZATION OF SELLERS. All corporate approvals necessary to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Sellers. Sellers shall use their commercially reasonable efforts to secure such approvals within thirty (30) calendar days after the Execution Date, and shall promptly notify Buyer in writing after successfully obtaining such approvals.

     6.2 BUYER'S CLOSING CONDITIONS PRECEDENT. The obligations of Buyer to be performed at the Closing shall be subject to the satisfaction of the following conditions precedent, each of which may be waived by Buyer except as otherwise required by Law:

     (a) DELIVERY OF CONVEYANCING INSTRUMENTS. Sellers shall have executed, acknowledged where applicable, and delivered to Buyer the conveyancing instruments defined in Section 2.6 above.

     (b) ACCURACY AND PERFORMANCE OF SELLERS' REPRESENTATIONS AND COVENANTS. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects both as of the Execution Date and as of the Closing Date as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement or otherwise consented to by Buyer in writing. Each of the covenants of Sellers required by this Agreement to be performed and complied with at or prior to the Closing shall have been duly performed and validly complied with at or prior to the Closing. Buyer shall have received a certificate executed by an officer of each of CUSA and of CPL certifying the substance of this clause
(b).

     (c) AUTHORIZATION OF SELLERS. All corporate approvals necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Sellers.

     (d) OPINION OF SELLERS' COUNSEL. Buyer shall have received an opinion of Pillsbury Madison & Sutro LLP, legal counsel for Sellers, in the form of Exhibit H attached to this Agreement.

     (e) GUARANTY AGREEMENT. Sellers shall have delivered the Guaranty Agreement executed by Chevron Corporation as required by Section 3.5 above.

     (f) ABSENCE OF RESTRAINING LITIGATION. No action or proceeding by or before any Government Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might prohibit, invalidate or materially restrain the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of their Affiliates.

     (g) APPROVAL DATE. Buyer shall not have given written notice of a Material Discovery to Sellers on or before the Approval Date under Section
8.1 below; provided, however, that if Buyer did timely give any such notice, and if Sellers shall have provided the undertaking in favor of Buyer to cure or indemnify Buyer against the matters identified in such notice as contemplated by Section 8.1, then this condition shall be deemed to have been satisfied.

     (h) REQUIRED CONSENTS. Sellers and Buyer shall have received all consents from the parties to the Point Arguello Unit unit agreement and the partners in each of GGP, PANGL, PAPCO, PATC and Clean Seas necessary for Buyer to succeed to Sellers' interests as a unit owner in the Point Arguello Unit, as operator of the Point Arguello Unit, and as a partner or limited liability company member holding Sellers' interests in each of GGP, PANGL, PAPCO, PATC and Clean Seas.

     (i) SERVICES AGREEMENT. Sellers shall have executed and delivered to Buyer the Services Agreement in the form of Exhibit E attached to this Agreement.

     (j) AFFIDAVITS OF SELLERS' NON-FOREIGN STATUS. Buyer shall have received affidavits of non-foreign status of each of CUSA and CPL in the form of Exhibit I attached to this Agreement.

     (k) AUTHORIZATION OF BUYER. All corporate approvals necessary to authorize the performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly taken by Buyer. Buyer shall use its commercially reasonable efforts to secure such approvals within thirty (30) calendar days after the Execution Date, and shall promptly notify Sellers in writing after successfully obtaining such approvals.

     (l) JOINT USE AGREEMENT. Buyer shall have received the executed joint use agreements contemplated in Section 5.5 above.

     (m) PREFERENTIAL RIGHTS. No more than ten percent (10%) of the Purchase Price has been reduced due to the exercise by third parties of preferential rights pursuant to Section 8.5 below.

     (n) UNIT OPERATORSHIP. Buyer shall have received the necessary votes or approvals to become the unit operator of the Point Arguello Unit.

     (o) PARTNERSHIP SUCCESSION. Buyer shall be entitled to succeed to the general partner, managing general or operator status that CPL and CUSA enjoyed in GGP, PANGL, PAPCO and PATC.

     (p) CURRENT INVENTORY LISTS. Buyer shall have received from Sellers the most current inventory lists for equipment, spare parts and similar items located at the Gaviota warehouse, stored offsite, and such other locations in the Transferred Properties and Partnerships' Facilities as Sellers regularly maintain inventory records.


                                     ARTICLE 7

                           REPRESENTATIONS AND WARRANTIES


     7.1 CUSA'S REPRESENTATIONS AND WARRANTIES. CUSA represents and warrants the following to Buyer with respect to the transfer of CUSA Properties and Partnership Interests of CUSA as of the Execution Date. As used herein, "to the knowledge of CUSA's management" means to the best knowledge and belief, after due inquiry within his respective area of responsibility, of George Steinbach, Vega Sankur, Steven Merritt, Gary Gray, David Patterson, Delmar Clement and Ralph Mayo.

     (a) DUE INCORPORATION. CUSA is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. CUSA has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CUSA is in good standing as a foreign corporation authorized to transact intrastate business in the State of California.

     (b) DUE AUTHORIZATION. CUSA has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. Except for the approvals contemplated in Section 6.1(m) above, the execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly approved, and no other corporate proceedings on the part of CUSA is necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by CUSA and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

     (c) PARTNERSHIP AUTHORITY. The GGP partnership is a California general partnership duly organized and validly existing under California law and has all requisite power to carry on its business as now being conducted, to own and operate the assets now owned and being operated by it, and has no assets and conducts no business in any state other than California.

     (d) DEFAULTS. To the knowledge of CUSA's management and except as disclosed to Buyer in the Disclosure Letter, the Unit Agreements and the CUSA Applicable Contracts are in full force and effect and no royalties or other lease or contractual payments are outstanding and past due; there are no defaults by CUSA, or events that with notice or the lapse of time, or both, would constitute a default by CUSA or any other party thereto; and CUSA has not received any notice that any party to any of the Unit Agreements or the CUSA Applicable Contracts intends to terminate such agreement.

     (e) NOTICES OF VIOLATION. Except as disclosed to Buyer in the Disclosure Letter, CUSA has not received between January 1, 1996 and the Execution Date in written form a notice from any Government Authority claiming violation of any Law (including any building, zoning or other ordinance) or CUSA Applicable Permits or requiring any substantial work, construction or expenditure, or asserting any tax penalty, with respect to the CUSA Properties or the Partnerships' Facilities of GGP.

     (f) COMPLIANCE WITH LAWS AND PERMITS. Except as disclosed to Buyer in the Disclosure Letter and except for noncompliance matters as to which a fine or other penalty would not be applicable, to the knowledge of CUSA's management the CUSA Properties and the Partnerships' Facilities of GGP are in compliance with Laws and Applicable Permits.


     (g) STRUCTURAL CONDITIONS. Except as disclosed to Buyer in the Disclosure Letter, to the knowledge of CUSA's management CUSA has not identified Structural Conditions with respect to the platforms included in the CUSA Properties.

     (h) LITIGATION. Except as disclosed to Buyer in the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations pending or, to the knowledge of CUSA's management, threatened by, against or affecting CUSA, or any of its officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses of CUSA, arising out of CUSA's ownership or operation of the Transferred Properties or the Partnerships' Facilities of GGP, or which in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby, and CUSA's management is not aware of any facts or circumstances which may give rise to any of the foregoing. Except as disclosed to Buyer in the Disclosure Letter and except for the Applicable Permits, CUSA is not subject to any order, judgment, decree, stipulation or consent of or with any court or other governmental authority which has or could have a material adverse effect.

     (i) INCLUSION OF PROPERTIES. Except for the items specifically excluded in Section 2.5(b) and Schedule 14, the Transferred Properties include all the real and personal properties owned by CUSA that are necessary for the production and transportation from the Transferred Properties of crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate products and other hydrocarbons whether gaseous or liquid to the sales connection with third party carriers.

     (j) ENCUMBRANCES CREATED BY CUSA. CUSA has not conveyed any right, title or interest in the Transferred Properties to any third party except as described in the Disclosure Letter or the Schedules attached hereto. All of the Transferred Properties and the Partnerships' Facilities of GGP are free and clear of mortgages, mechanics' liens, tax liens and other forms of security interests securing financial obligations of CUSA, except for those disclosed in the Disclosure Letter and Permitted Encumbrances; or, if such liens exist, they have been bonded or otherwise secured against.

     (k) NO BROKERS. CUSA has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement by which Buyer or any of the Transferred Properties would be liable.

     7.2 CPL'S REPRESENTATIONS AND WARRANTIES. CPL represents and warrants the following to Buyer with respect to the transfer of CPL Properties and Partnership Interests of CPL as of the Execution Date. As used herein, "to the knowledge of CPL's management" means to the best knowledge and belief, after due inquiry within his respective area of responsibility, of Jerry Bowman, James Foster and Michael Orlind.

     (a) DUE INCORPORATION. CPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CPL has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPL is in good standing as a foreign corporation authorized to transact intrastate business in the State of California.

     (b) DUE AUTHORIZATION. CPL has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. Except for the approvals contemplated by Section 6.1(m) above, the execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly approved, and no other corporate proceedings on the part of CPL are necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by CPL and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

     (c) PARTNERSHIP AUTHORITY. Each of the PANGL, PAPCO and PATC partnerships is a California general partnership duly organized and validly existing under California law and has all requisite power to carry on its business as now being conducted, to own and operate the assets now owned and being operated by it, and has no assets and conducts no business in any state other than California.

     (d) DEFAULTS. To the knowledge of CPL's management and except as disclosed to Buyer in the Disclosure Letter, the CPL Applicable Contracts are in full force and effect; there are no defaults by CPL and no royalties or other lease or contractual payments are outstanding and past due, or events that with notice or the lapse of time, or both, would constitute a default by CPL or (to the knowledge of CPL's management) any other party thereto; and CPL has not received any notice that any party to any of the CPL Applicable Contracts intends to terminate such agreement.

     (e) NOTICES OF VIOLATION. Except as disclosed to Buyer in the Disclosure Letter, CPL has not received between January 1, 1996 and the Execution Date in written form a notice from any Government Authority claiming any substantial violation of any Law (including any building, zoning or other ordinance) or CPL Applicable Permits, or requiring any substantial work, construction or expenditure, or asserting any tax penalty, with respect to the CPL Transferred Properties or the Partnerships' Facilities of partnerships in which CPL has an interest.

     (f) COMPLIANCE WITH LAWS AND PERMITS. Except as disclosed to Buyer in the Disclosure Letter and except for noncompliance matters as to which a fine or other penalty would not be applicable, to the knowledge of CPL's management the CPL Properties and the Partnerships' Facilities of PANGL, PAPCO and PATC are in compliance with applicable Laws and Permits.

     (g) LITIGATION. Except as disclosed to Buyer in the Disclosure Letter, there are no actions, suits or other litigation, proceedings or governmental investigations pending or, to the knowledge of CPL's management, threatened by, against or affecting CPL, or any of its officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses of CPL, arising out of CPL's ownership or operation of the Transferred Properties, or which in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby, and CPL's management is not aware of any facts or circumstances which may give rise to any of the foregoing. Except as disclosed to Buyer in the Disclosure Letter, CPL is not subject to any order, judgment, decree, stipulation or consent of or with any court or other governmental authority which has or could have a substantially adverse effect.

     (h) INCLUSION OF PROPERTIES. Except for the items specifically excluded in Section 2.5(b) and Schedule 14, the Transferred Properties include all the real and personal property owned by CPL that is necessary for the transportation from the oil and gas production interests included in the Transferred Properties of crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate products and other hydrocarbons whether gaseous or liquid to the sales connection with third party carriers.

     (i) ENCUMBRANCES CREATED BY CPL. CPL has not conveyed any right, title or interest in the Transferred Properties to any third party except as described in the Disclosure Letter or in the Schedules attached hereto. All of the Transferred Properties and the

Partnerships' Facilities of partnerships in which CPL has an interest are free and clear of mortgages, mechanics' liens, tax liens and other forms of security interests securing financial obligations of CPL, except for those disclosed to Buyer in the Disclosure Letter and Permitted Encumbrances; or, if such liens exist, they have been bonded or secured against.

     (i) NO BROKERS. CPL has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement by which Buyer or any of the Transferred Properties would be liable.

     7.3 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants the following to Sellers as of the Execution Date:

     (a) DUE INCORPORATION. Each of Buyer and any subsidiary designated by it to receive assets in accordance with Section 12.5 below is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and such subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each of Buyer and such subsidiaries is in good standing as a foreign corporation authorized to transact intrastate business in the State of California.

     (b) DUE AUTHORIZATION. Each of Buyer and any subsidiary designated by it to receive assets in accordance with Section 12.5 below has full power and authority to enter into this Agreement and the instruments and agreements hereunder and to consummate the transactions contemplated hereby and thereby. Except for the approvals contemplated by Section 6.2(m), the execution, delivery and performance of this Agreement and the instruments and agreements hereunder have been duly and validly approved and no other corporate proceedings on the part of Buyer or such subsidiaries is necessary to authorize this Agreement, the instruments and agreements hereunder or the transactions contemplated hereby and thereby. This Agreement and the instruments and agreements hereunder have been duly and validly executed and delivered by Buyer and are enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

     (c) NO BROKERS. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement by which Sellers or any of their Affiliates would be liable.

     (d) FINANCIAL STATEMENTS. The audited financial statements for Buyer and its consolidated subsidiaries as of December 31, 1998 previously delivered to Sellers, including the balance sheets and the related statements of earnings and cash flows, have been prepared in accordance with generally accepted accounting principles. The unaudited financial statements for Buyer as of March 31, 1999 previously delivered to Sellers constitute the financial statements that Buyer has provided to its senior lenders in accordance with the requirements of applicable loan agreements.

     (e)  FURTHER DISTRIBUTION.  Buyer is acquiring their respective
Partnership Interests for their own account for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations pertaining to such Act, or in connection with any distribution thereof in violation of any applicable state securities laws.

     (f) BUYER'S BUSINESSES. Buyer is and has been during at least the preceding two years engaged primarily in the business of drilling for or producing oil or gas, transporting oil or gas and owning interests in and operating oil or gas pipelines.

     (g) EXPERIENCED INVESTOR. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Transferred Properties and the value thereof. Buyer is aware of the risks and uncertainties of an investment in oil and gas properties and is able to absorb a loss of its entire investment.

     (h) ALLOCATIONS OF PURCHASE PRICE. The portion of the Purchase Price allocated to each property listed in Schedules 10 and 11 as being potentially subject to a right of first refusal constitutes the amount which Buyer would be willing to pay if it were only acquiring such property.

     7.4  SURVIVAL.  The representations and warranties of Sellers in Section
7.1 and 7.2 and the representations and warranties of Buyer in Section 7.3 shall survive the Closing of the transaction contemplated by this Agreement, but shall expire one year after the Closing except to the extent that a notice of claim under this Article 7, filed in accordance with Article 3, shall have been given to the party obligated thereunder within such one-year period.

     7.5  EXCLUSIVITY OF WARRANTIES AND SPECIFIC DISCLAIMERS.

     (a) Buyer acknowledges that at Closing that it will acquire the Transferred Properties on the basis of its own investigation of the physical condition of the Transferred Properties and assume the risk that adverse conditions outside the scope of Sellers' representations and warranties set forth in Section 7.1 and 7.2 may not be revealed by Buyer's own investigation. Buyer acknowledges that, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (i) THE TRANSFERRED PROPERTIES ARE SOLD "AS IS" AND "WITH ALL FAULTS," (ii) NO WARRANTY, EXPRESS OR IMPLIED IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONDITION OR OTHERWISE, CONCERNING THE TRANSFERRED PROPERTIES HAS BEEN MADE TO BUYER, AND (iii) BUYER'S REMEDIES AGAINST SELLERS AND SELLERS' LIABILITIES TO BUYER FOR CONDITIONS ASSOCIATED WITH THE TRANSFERRED PROPERTIES ARE LIMITED TO THOSE PROVIDED IN THIS AGREEMENT.

      (b) In connection with the waivers, releases and limitations of liability set forth in this Agreement, each of Buyer and Sellers expressly waives any rights under section 1542 of the California Civil Code, which provides:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      (c) Without limiting (a) and (b) above, Buyer acknowledge and assume the following specific disclaimers:

     (i) Buyer has made their own estimates of prospective data such as future production rates, value of exploration prospects, operating costs and abandonment liabilities based on Buyer's own abilities and skills to explore, produce, operate, and abandon these properties, and is not relying on Sellers' own estimates of such data.

      (ii) Low levels of naturally occurring radioactive material ("NORM") may be present at some locations where the Transferred Properties or Partnerships' Facilities are located.

     (iii) Pursuant to the California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), Buyer is on notice that detectable amounts of chemicals known to the State of California to cause cancer, birth defects and other reproductive harm may be found in, on or around the Transferred Properties and the Partnerships' Facilities.

     (iv) California Health and Safety Code Section 25359.7 provides that any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of hazardous substances, as defined under California law, has come to be located on or beneath that real property shall, prior to the sale of that real property by that owner, give written notice of that condition to the buyer of that real property. Buyer acknowledges that one or more hazardous substances as defined under California law may have come to be located in or on the Transferred Properties or the Partnerships' Facilities.

     (v) The Transferred Properties and the Partnerships' Facilities are or may be deemed to be within a Seismic Hazard Zone as designated under the Seismic Hazards Mapping Act (California Public Resources Code Sections 2690-2699.6).

     (vi) The Transferred Properties and the Partnerships' Facilities are or may be deemed to be within an Earthquake Fault Zone as designated under the Alquist-Priolo Earthquake Fault Zoning Act (California Public Resources Code Sections 2621-2630) and the construction or development on the Transferred Properties or the Partnerships' Facilities of any structure for human occupancy may be subject to the findings of a geologic report prepared by a geologist registered in California.

     (vii) Portions of the Transferred Properties or the Partnerships' Facilities are or may be located in a "Wetland" as defined in the "Federal Manual for Determining Jurisdictional Wetland" or relevant Laws.

     (viii) Portions of the Transferred Properties or the Partnerships' Facilities are or may be located in a "Flood Zone" as defined by the U.S. Federal Emergency Management Administration or other Government Authorities.

     (ix) Sellers do not warrant that ownership, use, operation, maintenance, improvement or abandonment of the Transferred Properties would not infringe any patent, copyright, trademark or trade secret rights of any Person.

By initialing where indicated below, the parties specifically agree to the foregoing acknowledgements, disclaimers and releases in this Section 7.5.



     CUSA           ___________              BUYER    ____________
                    (Initials)                         (Initials)

     CPL            ___________
                    (Initials)

     7.6  YEAR 2000 DISCLAIMER, RELEASE AND INDEMNITY.

     (a) In addition to, and not in alteration, amendment or limitation of, any other provisions of this Agreement, Buyer expressly acknowledges and agrees that: (1) Sellers either have not assessed, or, if they have assessed, have not (or may not have or not fully have) modified, replaced or otherwise remediated, the Transferred Properties, including any components thereof or systems related thereto or embedded therein, to determine whether they are Year 2000 Compliant, as defined herein. (2) If the Transferred Properties are not operated by Sellers, Sellers are either unaware of, or have not verified any statements or representations made by the operator pertaining to, whether or not the operator has made any such assessment or taken any actions relating thereto, including modification, replacement or other remediation. (3) IF ANY OF THE TRANSFERRED PROPERTIES, INCLUDING ANY COMPONENTS THEREOF OR SYSTEMS RELATED THERETO OR EMBEDDED THEREIN, ARE NOT YEAR 2000 COMPLIANT, THEIR ABILITY TO MAINTAIN PRODUCTION OR OTHERWISE FUNCTION OR OPERATE MAY BE AFFECTED. (4) As between Buyer and Sellers, Buyer assumes, releases Sellers from, and agrees to defend, indemnify and hold Sellers harmless from and against, any and all responsibility and liability for any Losses or problems relating to or arising from the Year 2000 Compliance status of the Transferred Properties, including any components thereof or systems related thereto or embedded therein, and Sellers shall have no liability whatsoever for any Losses or problems Buyer may incur or encounter arising from or associated in any way with the Year 2000 Compliance status of the Transferred Properties, including any components thereof or systems related thereto or embedded therein. (5) Any disclosures made by Sellers as to Year 2000 Compliance (including but not limited to disclosures as to

Sellers' or the operator's or a manufacturer's/supplier's assessments, inventories, testing, modification, replacement, etc.), whether made orally or in writing, and whether made before or after Closing, are for informational purposes only and Buyer relies and depends on and uses any and all such disclosures exclusively and entirely at its own risk and without any recourse to Sellers whatsoever. SUCH DISCLOSURES DO NOT AND SHALL NOT CREATE OR BE CONSTRUED TO CREATE ANY EXPRESS OR IMPLIED WARRANTIES ON THE PART OF SELLERS, AND ANY SUCH EXPRESS OR IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. This Section 7.6 and the Disclosure Letter constitute "Year 2000 Readiness Disclosures" for purposes of the Year 2000 Information and Readiness Disclosure Act of 1998. (6) "Year 2000 Compliant" means the Transferred Properties, including any components thereof or systems related thereto or embedded therein, would: (i) Correctly process date information before and after midnight, December 31, 1999. This would include accepting date input, providing date output, and performing calculations and comparisons on dates or portions of dates. Date interpretation would be correct for all valid date values within the applicable domain; (ii)
Function accurately and without interruption before and after January 1, 2000 without any change in operations associated with any date change and/or the advent of the new century; (iii) Respond to two-digit input in a way that would resolve the ambiguity as to the century in a disclosed, defined, and predetermined manner. Interfacing software would make the same century assumptions when processing the two-digit years; (iv) Process the Year 2000 as a leap year; (v) Correctly handle date fields containing non-date information and correctly handle a date held in a non-date field; and (vi) Correctly process any date with a year specified as "99" and "00", regardless of other subjective meanings attached to these values.

     (b) Sellers shall be responsible for funding their share (based on percentage ownership in applicable units and partnerships) of the expenditure to third-party contractors incurred by the units and partnerships in which interests are transferred under this Agreement to perform preventive and replacement work with respect to Year 2000 Compliance conditions prior to January 1, 2000, as such work requirements are detailed in the document entitled "Point Arguello Y2K Work Schedule" dated June 2, 1999 prepared by Sellers and delivered to Buyer. Sellers shall provide at no cost to Buyer the services of supervisory personnel under the Services Agreement to monitor the work of such third-party contractors, but without any warranty by Sellers as to the performance of such work. Sellers shall use their best faith efforts to achieve completion of the work requirements in accordance with the schedule defined in the June 2, 1999 document, subject to any revisions mutually agreeable to Sellers and Buyer. Buyer shall be responsible for funding the share of the units' and partnerships' expenditures allocated to the unit and partnership interests transferred hereunder for work related to Year 2000 Compliance that is not contemplated by the June 2, 1999 document and that is performed on or after the Closing Date. This allocation of the costs of preventive and replacement work shall not affect in any way the indemnifications, releases and assumptions of liabilities with respect to Year 2000 Compliance conditions set forth in Section 7.6(a) above.

                                     ARTICLE 8

                               PRE-CLOSING COVENANTS


     8.1    BUYER'S DUE DILIGENCE REVIEW.

     (a) "AS IS" SALE. Following the execution of this Agreement by Buyer and Sellers, Buyer and its employees, agents and consultants shall have the right and opportunity as provided in this Article 8 to enter upon the Transferred Properties and the Partnerships' Facilities and to make such inspections of the Transferred Properties and the Partnerships' Facilities and matters related thereto as Buyer and its representatives desire, all at Buyer's sole cost, risk and expense, including but not limited to all of Sellers' records and files related to the Transferred Properties or the Partnerships' Facilities. Buyer acknowledges that it is experienced in oil and gas matters generally, and in the acquisition and operation of oil and gas properties, and in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has evaluated the merits and risks of purchasing the Transferred Properties from Sellers and have formed an opinion based solely on Buyer's own knowledge, experience, independent investigation, research and analysis of the Transferred Properties and not upon any representations or warranties by Sellers, except the express written representations of Sellers set forth in Article 7.

     EXCEPT TO THE EXTENT, IF ANY, EXPRESSLY SET FORTH IN ARTICLE 7 HEREOF OR IN THE CONVEYANCES, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLERS, ANY ENGINEER OR ENGINEER FIRM, OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE. IN ADDITION, BUYER ACKNOWLEDGES THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OR MATERIALS AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED RELATING TO THE TRANSFERRED PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 7, AND WITHOUT LIMITATION ON THE DISCLAIMERS SET FORTH IN ARTICLE 7, BUYER IS ACQUIRING THE TRANSFERRED PROPERTIES IN AN "AS-IS, WHERE-IS" CONDITION WITH ALL FAULTS.

     (b) DUE DILIGENCE. Subject to Section 8.2, Buyer shall have the right to conduct its own due diligence review of the Transferred Properties and the Partnerships' Facilities, the title and other public records applicable thereto, and the records made available by Sellers to Buyer pursuant to the Confidentiality Agreement with respect to (i) the quality and validity of Sellers' title to the Transferred Properties and the Partnerships' Facilities,
(ii) the
environmental condition of the Transferred Properties and the Partnerships' Facilities, (iii) the structural condition of the Transferred Properties and the Partnerships' Facilities, and (iv) confirmation that financial and operational results for 1998 and the portion of 1999 through the Approval
Date are consistent with previously disclosed financial and operating information. Such due diligence shall be conducted in substantial compliance with a timetable and plan to be agreed upon in writing by Sellers and Buyer.
If Buyer's examination results in a Material Discovery of Title Defects, Environmental Conditions, Structural Conditions or adverse condition revealed by the confirmation described in clause (iv) above (an "Item (iv) Condition") of the Transferred Properties and the Partnerships' Facilities, then Buyer shall have the right to bring the results of its examination and investigation to the attention of Sellers by written notice if and only if such notice is given to Sellers by the earlier of (i) 15 days prior to the scheduled Closing Date in accordance with Section 5.2 above or (ii) June 15, 1999 (the "Approval Date"). For purposes of this Section 8.1, a "Material Discovery" shall mean the discovery of Title Defects, Environmental
Conditions, Structural Conditions or Item (iv) Conditions not known to Buyer as of the Execution Date, or not set forth with reasonable specificity in the data room or Disclosure Letter, which could reasonably be expected to reduce the economic value of the Transferred Properties and the Partnerships' Facilities by (or impose a liability on Buyer of) at least Fifty Thousand Dollars ($50,000) per individual Title Defect, Environmental Condition, Structural Condition or Item (iv) Condition and total at least One Hundred Thousand Dollars ($100,000) in the aggregate in order to cure or remediate such matters.

     (c) RECOURSE FOR DUE DILIGENCE MATTERS. If written notice of such facts constituting a Material Discovery is given to Sellers on or before the Approval Date, the parties agree to discuss appropriate remedial actions or adjustments to this Agreement to take into account the individual Title Defects, Environmental Conditions, Structural Conditions or Item (iv) Conditions constituting such Material Discovery. If (i) Sellers receive such timely notice from Buyer and (ii) Sellers undertake to Buyer's reasonable satisfaction to cure or indemnify Buyer against the individual Title Defects, Environmental Conditions, Structural Conditions or Item (iv) Conditions constituting such Material Discovery, then the closing condition specified in Section 6.2(g) shall be deemed satisfied. If Sellers do not provide such an undertaking and the parties cannot agree on an appropriate amendment to this Agreement within 15 calendar days after such written notice is given, then Buyer shall have the right to terminate this Agreement within 10 calendar days after such written notice by giving written notice of termination to Sellers; otherwise, Buyer shall accept the Transferred Properties and the Partnerships' Facilities in their "as is" condition and the parties shall proceed with the Closing without exclusion of assets or reduction of Purchase Price.

     (d) SELLERS' ADDITIONAL DISCLOSURES. Sellers may similarly conduct such examination or investigation as it may choose with respect to the Transferred Properties and should it determine that a matter exists which should have been disclosed in any of the schedules or in any other written disclosure made prior to the execution of this Agreement, it shall add such matter (any matter so added being called a "Sellers Defect") to the appropriate schedule or disclosure by giving written notice of such addition to Buyer promptly after Sellers' discovery thereof but in no event less than 15 calendar days prior to the Closing Date, and for the purposes of Sellers' representations and warranties, each such Sellers Defect shall be deemed to have been disclosed on such schedule or disclosure on the Execution Date. If any such Sellers Defect is a Title Defect, Environmental Condition,
Structural Condition or Item (iv) Condition that would result in or be part of a Material Discovery, Buyer shall have the right to include the Sellers Defect in a notice of Material Discovery given to Sellers within 10 calendar days after Buyer is notified of the Sellers Defect.

     8.2    BUYER'S RIGHT TO ENTER.

     (a)    As contemplated to facilitate Buyer's due diligence review under
Section 8.1 above, Sellers hereby grant to Buyer and its representatives the right at Buyer's sole risk to enter onto the Transferred Properties from time to time upon reasonable notice to Sellers, for the purposes of inspection of the Transferred Properties, including both internal and external inspection, evaluation and appraisal of such facilities. If Buyer plans to perform any excavation, take soil samples, or conduct other activities on the Transferred Properties which may affect Sellers' operations, Buyer shall provide Sellers with written notification of such plans and shall obtain Sellers' written approval and all necessary approvals from Government Authorities prior to conducting any such activities. Buyer shall restore the Transferred Properties to their condition existing prior to Buyer's operations or activities upon the Transferred Properties pursuant hereto, including repairs or maintenance as such are required as a result of Buyer's operations or activities. When and as reasonably requested by Buyer, Sellers shall endeavor to secure comparable rights for Buyer to enter onto and to conduct due diligence activities with respect to the Partnerships' Facilities, on terms and conditions protecting the partnerships and their partners (including Sellers) comparable to those set forth in this Article 8.

     (b) Buyer shall obtain and maintain at a minimum the following types and amounts of insurance with respect to the exercise by Buyer and its representatives of the rights granted in this Section 8.2:

     (i) comprehensive public liability and property damage insurance with limits of not less than $2,000,000 combined single limit per occurrence;

     (ii) automobile, aircraft and watercraft liability insurance with a $2,000,000 limit;

     (iii)  workers' compensation insurance with limits as required by law; and

     (iv)   employer's liability insurance with a $2,000,000 limit.

Prior to any exercise of the rights granted hereby, Buyer shall furnish to Sellers a certificate evidencing the existence of the insurance required hereunder, confirming that the insurance:

     (v) is obtained from and maintained with an insurer acceptable to Sellers;

     (vi) covers Buyer's obligations under the indemnity provisions of this Agreement;

     (vii) names Chevron Corporation and its Affiliates as additional insureds (or, in the case of workers' compensation insurance, provides a waiver of subrogation to any rights against Chevron Corporation and its Affiliates); and

     (viii) contains a provision pursuant to which the insurer agrees not to cancel or modify the insurance coverage without furnishing at least thirty (30) days' prior written notice to Sellers.

     (c) Buyer waives and releases all claims against Chevron Corporation and its Affiliates, and their directors, officers, employees and agents, for injury to or death of any persons or damage to property arising in any way from the exercise of rights granted to Buyer by this Section 8.2 or the activities performed pursuant to this Section 8.2 by Buyer or its representatives on the Transferred Properties and the Partnerships' Facilities.

     (d) Buyer shall release, defend, indemnify and hold harmless Chevron Corporation and its Affiliates, and their directors, officers, employees and agents, from and against any and all Losses arising out of (i) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such rights granted hereunder, including but not limited to samplings, studies or surveys that Buyer may conduct with respect to the Transferred Properties pursuant to this Section, or (ii) any injury to or death of persons or damage to property occurring in, on or about the Transferred Properties as a result of such exercise of the rights granted hereunder or activities conducted pursuant to this Section 8.2. Such indemnity shall apply whether or not an indemnitee was or is claimed to be passively, concurrently, or actively negligent, and regardless of whether liability without fault is imposed or sought to be imposed on one or more of the indemnitees. This indemnity shall not apply to the extent that it is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the execution date of this Agreement and shall not apply where such loss, cost, damage, injury, liability or claim is the result of the sole negligence or willful misconduct of any indemnitee.

     (e) Buyer agrees not to permit its activities permitted by this Section to unreasonably interfere with the business and operations of the Transferred Properties, and agrees that such inspections and all such documents shall be subject to the Confidentiality Agreement. Such activities shall also be conducted in compliance with Laws and Sellers' reasonable safety regulations.

     8.3    OPERATION OF TRANSFERRED PROPERTIES PRIOR TO CLOSING.

     (a) Sellers shall promptly notify Buyer of any casualty to the Transferred Properties or the Partnerships' Facilities, or any eminent domain or other condemnation proceeding commenced with respect to such properties, between the Execution Date and the Closing. If any such Losses relate to or may result in the loss of any material portion of the Transferred Properties or the Partnerships' Facilities ("material" for purposes of this Section 8.3 shall mean a net loss incurred by or allocated to Sellers' interest in excess of $500,000), either Sellers or Buyer may, at their option, elect to terminate this Agreement by written notice to the other parties given within 15 calendar days after becoming aware of such casualty or condemnation proceeding, in which event Sellers shall refund the Deposit as provided in Article 4, and none of the parties shall have any further rights or obligations hereunder. If no such notice of termination is timely given, the Agreement shall continue in effect, and upon the Closing, Buyer shall be entitled to any property insurance proceeds, compensation, awards, or other payments or relief resulting from such casualty or condemnation proceeding (other than proceeds or other relief expended by Sellers in remedying the casualty).

     (b) Except as otherwise provided herein, Sellers will not, without the prior written approval of Buyer, sell, transfer or abandon any portion of the Transferred Properties belonging to them other than the sale, transfer or abandonment in the ordinary course of the operations consistent with past practices of (i) Hydrocarbon Inventories of any value or (ii) other items having a per item fair market value of less than Twenty-Five Thousand Dollars ($25,000) of materials, supplies, spare parts, inventories, furniture, motor vehicles, rolling stock, tools, implements, appliances, machinery, equipment, improvements or other tangible personal property or fixtures forming a part of the Transferred Properties.

     (c) Sellers shall use commercially reasonable efforts to cause the PAPCO, PANGL, PATC and GGP partnerships to distribute to their partners, including Sellers, prior to Closing, any cash that is not necessary for the ordinary course of business funding requirements of the applicable entity. Such cash shall be allocated between Sellers and Buyer in accordance with
Section 2.4 above.

     8.4 ANNOUNCEMENTS. Except for disclosures that Sellers or Buyer reasonably believe are required by Law or any securities exchange to which Sellers or Buyer may be subject, neither Sellers nor Buyer shall issue any press release or otherwise make any public announcement on or prior to the Closing Date with respect to this transaction without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed.

     8.5    REQUIREMENTS FOR TRANSFER OF TRANSFERRED PROPERTIES.

     (a) RIGHTS OF FIRST REFUSAL. Certain of the Transferred Properties, identified in Schedules 10 and 11 attached to this Agreement, are potentially subject to rights of first refusal. Sellers and Buyer have in good faith allocated the Purchase Price among the Transferred Properties potentially subject to such rights of first refusal in Schedule 10 attached to this Agreement. Sellers and Buyer shall cooperate and shall promptly undertake such action as may be required to satisfy obligations under any rights of first refusal with respect to the Transferred Properties; provided that neither Sellers nor Buyer shall be required to pay any additional consideration beyond that contemplated (if any is contemplated) by the terms of such rights. If a third party shall properly exercise any such right, the Transferred Properties shall be excluded from the sale to Buyer hereunder and the Purchase Price reduced by the consideration received by Sellers from the third party in exercise of such right; provided, however, that should the Purchase Price be reduced more than ten percent (10%) due to the exercise of such rights of first refusal, Buyer may terminate this Agreement and receive a full reimbursement of its Deposit.

     (b) TRANSFER OF APPLICABLE CONTRACTS. At and effective as of the Closing, Sellers shall assign all their rights and delegate performance of all their duties to Buyer under the contracts included in the Applicable Contracts as described in Schedule 5, and Buyer shall assume and agree to perform all duties of Sellers under each such contract. Without limitation, this assumption by Buyer includes their assumption of any termination charges associated with a termination of any such contract made after the Closing. Notwithstanding the foregoing, if any contract provides that any notice to or consent by any third party is required as a condition of assignment, such contract shall not be assigned until and unless such requirements shall have been satisfied. Buyer and Sellers shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as of the Closing Date. If any such requirement is not satisfied as of the Closing and the Closing occurs, Sellers and Buyer shall consider whether to exclude the affected contracts from the transfer hereunder or to enter into alternative arrangements with each other or with third parties, but in no event shall the Purchase Price be adjusted in respect of exclusion of any contract.

     (c) TRANSFER OF APPLICABLE PERMITS. Buyer and Sellers shall use their commercially reasonable efforts, each as to matters within its control, to obtain all regulatory approvals, including the Applicable Permits as described in Schedule 6, to be transferred or reissued in favor of Buyer as soon as practicable following the Closing Date and, if possible, during the four-month transition period under the Services Agreement. If the transfer or reissuance of regulatory approvals in favor of Plains has not been obtained or is not reasonably likely to be obtained within such time period, Chevron and Plains shall make alternative arrangements for operatorship that shall be sufficient to ensure that ongoing operational services and responsibilities are transferred to the fullest extent permitted by law. Such alternative arrangements may include, but are not limited to, (i) transfer of the applicable regulatory approvals to a party mutually acceptable to Chevron, Plains, the applicable unit or partnership and regulatory agencies, or (ii) Chevron's and Plains's entering into an agency or contractor relationship in which Chevron remains the named operator or permittee of record. Notwithstanding the continuation of Chevron as a named operator or permittee of record, for purposes of the applicable Unit and Partnership Agreements, Plains shall be recognized as the duly designated operator and manager of the unit and partnership facilities.

     (d) TRANSFER OF CONTRACTS AND PERMITS TO PARTNERSHIPS AND SUCCESSOR OPERATORS. Certain additional contracts and permits identified in Schedule 7 attached to this Agreement have been issued in the name of CUSA or CPL but are associated with assets or operations now owned or conducted by PANGL, PAPCO, PATC or GGP. Such contracts and permits are not to be transferred to Buyer, but Sellers and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to cause such contracts and permits to be transferred or reissued in favor of the applicable partnership or successor operator. Notwithstanding the foregoing, if any contract or permit provides that any notice to or consent by any Government Authority is required as a condition of assignment, such contract or permit shall not be assigned until and unless such requirements shall have been satisfied.
Sellers and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to satisfy such requirements as soon as reasonably practicable following the Closing, during the transition period in which Sellers continue as permittee or operator of record under the Services Agreement.

     (e) COSTS OF TRANSFER OF APPLICABLE PERMITS. Buyer shall bear all costs and expenses incurred in connection with the transfer, amendment, reissuance or issuance of Applicable Permits to Buyer. Buyer, at its sole expense, shall provide bonds or other security as may be required by Government Authorities for the transfer or reissuance of the Applicable Permits to Buyer. These bonds or other security shall be independent of the security furnished by Buyer to Sellers under Section 3.6. Sellers shall bear all costs and expenses incurred in the transfer, amendment, reissuance or issuance of the contracts and permits identified in Schedule 7 to the applicable partnerships.

     (f) ADMISSION TO PARTNER OR MEMBER STATUS. It is understood that the transfer of the Partnership Interests or the interests in Clean Seas does not automatically result in Buyer's being admitted to partner status under the terms of the applicable partnership or limited liability company agreements. Sellers and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to cause Buyer to be admitted to partner status under each such partnership or limited liability company agreement effective as of the Closing Date.

     (g) UNIT OPERATORSHIP. CUSA is the current operator of the Point Arguello Unit pursuant to the applicable unit operating agreements identified in Part B of Schedule 2. Sellers and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to cause Buyer to be designated as the successor operator for such unit effective as of the Closing Date.

     (h) MANAGING PARTNER AND OPERATOR SUCCESSION. CPL is the current managing general partner of PATC, and the managing general partner and operator of PAPCO and PANGL, and CUSA is the current managing general partner and operator of GGP pursuant to the applicable partnership agreements and management services agreements between each partnership and CPL or CUSA. Sellers and Buyer shall use their commercially reasonable efforts, each as to matters within its control, to cause Buyer to be designated as the successor managing general partner and operator for each such partnership effective as of the Closing Date.

     8.6    OTHER GOVERNMENT AUTHORITY REVIEWS AND APPROVALS.

     (a) PRE-MERGER NOTIFICATION. The consummation of the transactions contemplated by this Agreement may be subject to the premerger notification requirements of Section 7A of the Clayton Act (15 U.S.C. Section 18a) as enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Sellers and Buyer shall cooperate and promptly undertake all filings and other actions as may be required to comply with such requirements. Should the reviewing agency advise any party of its need for additional information, that party, with the cooperation of the other parties if appropriate, shall promptly respond to the reviewing agency's request. Should the reviewing agency or another interested governmental agency advise any party of its opposition to the transactions contemplated herein, the parties shall diligently endeavor to persuade the agency concerned to abandon its opposition and, failing to do so, the parties shall take such additional action as they may agree.

     (b) TARIFFS FILED WITH FERC. Certain of the Transferred Properties being conveyed hereunder are operated as a common carrier pipeline system subject to tariffs filed with the Federal Energy Regulatory Commission ("FERC") identified in Schedule 13. Buyer shall adopt such FERC tariffs as of the Closing or, upon notification by Buyer, Sellers shall withdraw such tariffs as Buyer may designate.

     (c) CHANGE OF OPERATOR. To the extent that Buyer is designated and approved as operator of any of the Transferred Properties, Buyer shall promptly and diligently make all necessary filings and satisfy all necessary requirements with the MMS and any other appropriate Government Authorities in order to transfer operations of such Transferred Properties from Sellers to Buyer.


                                     ARTICLE 9

                               POST-CLOSING COVENANTS


     9.1    TERMINATION OF RIGHTS TO SELLERS' INSURANCE.

     (a) Sellers and Buyer acknowledge that Chevron Corporation has maintained worldwide programs of property and liability insurance coverage for itself and its Affiliates, including with respect to the Partnership Interests owned by its Affiliates and the other Transferred Properties. Such programs have been designed to achieve a cost-effective, coordinated risk-management package for the entire corporate group. All of the insurance policies through which such worldwide programs of coverage are presently or have previously been provided are herein called the "Chevron Corporation Policies."

     (b)    It is the understanding and intention of Sellers and Buyer that:

            (i) from and after the Closing, no insurance coverage shall be provided for Buyer under the Chevron Corporation Policies relating to the Transferred Properties; and

            (ii) from and after the Closing, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made against or with respect to the Chevron Corporation Policies by Buyer.

     (c) Buyer, on behalf of itself and its successors and assigns, hereby releases, to the extent permitted by applicable Law, Sellers and their Affiliates from any claim made after the Closing against or with respect to any of the Chevron Corporation Policies by or through Buyer (except for Buyer's entitlement to proceeds of insurance with respect to casualties as provided in
Section 8.3(a)).

     (d) Nothing contained in the foregoing provision of this Section 9.1 shall in any way limit, impair or constitute a release or discharge of any right of Buyer or obligation of Sellers with respect to any representation, warranty, covenant, agreement, indemnity or other obligation of Sellers contained in this Agreement (regardless of whether the same was, is or may be covered by any insurance described herein), all of which rights and obligations shall continue in full force and effect.

     9.2 BUYER'S INSURANCE. Prior to the Closing Date, Buyer shall purchase and shall thereafter maintain in full force and effect Commercial General Liability Insurance (Claims Made Basis) including, but not limited to, pollution liability coverage for sudden and accidental leaks or spills covering Buyer's ownership and operation of the Transferred Properties (including Sellers' obligations under any Applicable Permit pertaining to the Transferred Properties and any liability of Seller as a result of being named on or the holder of such Applicable Permit) of $250,000,000 per accident or occurrence with a policy aggregate totaling $250,000,000 onshore and offshore, with a deductible not in excess of $1,000,000, from insurance carriers having a claims payment rating of A or better from Standard & Poor's, and having an endorsement naming Sellers as the additional insureds with severability of interest clause (cross liability) and waiving subrogation against Sellers, which shall be primary as to any other existing, valid and collectible insurance, self-insurance or fronting policy of insurance of Buyer and/or Sellers or their Affiliates. Such insurance shall specifically provide that covered liabilities include those indemnities and other obligations assumed by Buyer pursuant to Article 3 above. Such insurance shall specifically provide that the insurer agrees not to cancel or materially reduce the insurance coverage without furnishing at least thirty (30) days' prior written notice to Sellers. Such insurance is to remain in effect until all necessary federal, state or local agencies and contract parties have approved the completion of all Abandonment Obligations assumed by Buyer hereunder. Such insurance in no way limits Buyer's obligation with respect to any claim, damage or loss resulting from Buyer's ownership and operation of the Transferred Properties, oil spills, abandonment of wells, facilities and remediation of the surface, subsurface and waters as required herein or Buyer's obligations and agreements (including indemnity obligations) under any provision of this Agreement.

     9.3 REMOVAL OF PROPRIETARY TECHNICAL INFORMATION. Except as provided in any third party license included in the Transferred Properties, Sellers may remove all proprietary technical information in written form that is owned by a third party (or is not in use or has not been in use within one (1) year prior to Closing) at the Transferred Properties or that is proprietary to Sellers or their Affiliates. Schedule 14 identifies the items containing such proprietary technical information as of the Execution Date.

     9.4 REPLACEMENT OF SELLERS' IDENTIFICATION. Buyer shall, at its own expense and in a timely manner not exceeding three months after the Closing, remove or cause to be removed all signs and placards which identify Sellers as prior owner or operator of each of the Transferred Properties, including any usage of trademarks or trade names of Sellers and their Affiliates. Buyer shall, at its own expense and in a timely manner not to exceed one week after the Closing, erect or install signs and placards as may be required by state or other governmental agencies identifying Buyer as the owner and/or operator of each of the Transferred Properties.

     9.5 ACCESS BY SELLERS AFTER CLOSING. In the event of Closing, Buyer shall grant to Sellers a right of entry to the Transferred Properties to perform retained Abandonment Obligations at Sellers' sole cost, risk and expense, if Sellers, in their sole discretion, determine that such action is necessary to reduce alleged future liabilities of Sellers. Sellers agree to indemnify, hold harmless, and defend Buyer from and against all loss, liability, claims, fines, expenses, costs (including attorneys' fees and expenses), and causes of action caused by or arising out of Sellers' use of the right of entry granted hereby and/or Sellers' performance of retained Abandonment Obligations hereunder. Any such entry or action on the Transferred Properties by Sellers shall not be construed as an admission of responsibility by Sellers, nor shall Sellers' action lessen or reduce Buyer's responsibility for liability. A perpetual right of entry for retained Abandonment Obligations shall be incorporated in the final documents transferring title to Buyer. Promptly after all Abandonment Obligations allocated to Sellers have been completed, Sellers shall execute, acknowledge and deliver such documents as Buyer may reasonably request to terminate such rights of entry.

     9.6 ABANDONMENT PROJECT PERMITTING, PLANNING AND EXECUTION SERVICES. Effective on the Closing Date, Sellers and Buyer shall each perform certain project permitting, planning and execution services as described in Schedule 13 attached to this Agreement.

     9.7 SERVICES AGREEMENT. Effective on the Closing Date, Sellers and Buyer shall enter into a Services Agreement for (a) the provision of administrative and operational services by Sellers and their Affiliates to Buyer during a transition period not exceeding four months commencing on the Closing Date (provided that Sellers' Y2K supervisory services shall be provided for the full duration of the Y2K work program described in Section 7.6(b) above), and
(b) the provision of project management services by Sellers to Buyer with respect to the Reconfiguration 2 Project defined in the letter dated April 29, 1999 from Sellers to the PAPCO and PATC partners attaching a proposed Application for Expenditure, effective when an Application for Expenditure relating to such project is approved by the PAPCO and PATC partnerships. The Services Agreement shall be substantially in the form of Exhibit E attached hereto. Sellers and Buyer shall negotiate mutually satisfactory definitions of the transition services and Reconfiguration 2 Project services, and the compensation applicable to such services, promptly following the Execution Date and in any event prior to the Closing Date. In connection with CUSA's performance of transition services, CUSA will not terminate its retained Point Arguello Unit Contract Personnel Agreement (the "Texaco Personnel Agreement") dated as of October 1, 1996 with Texaco Exploration and Production, Inc. ("Texaco") until CUSA's operatorship of Platform Harvest is transferred to Buyer or until the end of the transition period under the Services Agreement, whichever occurs earlier.

                                     ARTICLE 10

                                       TAXES


     10.1 TRANSFER TAXES. Any recording fees, transfer taxes and other charges imposed on the conveyance of the Transferred Properties by any governmental body shall be paid by Buyer or reimbursed to Sellers by Buyer in accordance with the Law or Government Authority levying such tax or fee.


     10.2   PROPERTY AND EXCISE TAXES.

     (a) All real estate, occupation, ad valorem, personal property taxes and charges (e.g., direct assessments) on any of the Transferred Properties shall be prorated as of the Closing Date. Sellers shall pay all such items for all periods prior to such date and shall be entitled to all refunds and rebates with regard to such periods. Sellers shall be responsible for all oil and gas production taxes and any other similar taxes applicable to oil and gas production occurring prior to the Closing Date and Buyer shall be responsible for all such taxes applicable to oil and gas production occurring on and after the Closing Date.

     (b) Buyer shall be responsible for all sales, use and similar taxes arising out of the sale of the Transferred Properties. At the Closing Date, Buyer shall pay Sellers all state and local sales or use taxes determined by Buyer's independent accounting firm, PricewaterhouseCoopers LLP, to be applicable, and Sellers shall remit such amount to the appropriate taxing authority in accordance with applicable law, provided, however, that if Buyer hold a direct payment permit which is valid on the Closing Date, Buyer shall assume all responsibility for remitting to the appropriate taxing authority the state and local sales and use taxes due and shall provide Sellers with any exemption certificates or other documentation required under applicable Law in lieu of paying Sellers the taxes due. Buyer shall hold harmless and shall indemnify Sellers for any sales or use taxes assessed against Sellers by any taxing authority in respect of this sale including the amounts of any penalties, interest and attorney's fees.

     (c) In the event that the transferor or transferee of any of the Transferred Properties receives a notice of liability for additional taxes or charges (the party receiving such notice of liability will hereafter be referred to as the liable party) which are assessed upon or levied against any of the Transferred Properties after the Closing Date with respect to any period for which the liable party is not responsible for payment under the above terms then the other party (being the transferee or transferor, respectively) (hereafter referred to as the responsible party) after receiving such notice of liability shall have the option of either:

          (i) Paying the tax directly, including payment under protest to preserve the right to contest the liability, or

          (ii) Challenging the liability asserted in such notice, taking all action necessary and incident to such challenge. If the responsible party elects to challenge the validity of such bill or any portion thereof, the liable party shall extend reasonable cooperation to the responsible party in such efforts at no expense to the responsible party.


Notwithstanding the foregoing, the liable party may elect to pay such notice of liability; however, the responsible party will not have to reimburse such payment unless the responsible party has consented to that payment and reimbursement and the responsible party's right to contest such liability is preserved.

     (d) Should this purchase and sale constitute an isolated or occasional sale and not be subject to sales or use tax with any of the taxing authorities having jurisdiction over this transaction, no sales tax will be collected by Sellers from Buyer at the Closing Date. Sellers agree to cooperate with Buyer in demonstrating that the requirements for an isolated or occasional sale or any other sales tax exemption have been met.

     10.3 PARTNERSHIPS AND PARTNERSHIP INTERESTS. Sellers shall be responsible for the discharge of all notice requirements contained in the partnership agreements related to the transferred partnership interests. These responsibilities include notifying the Tax Matters Partner or equivalent person regarding the change of ownership of the partnership interest. Sellers will provide any relevant documentation requested by the Tax Matters Partner.

     10.4 REFUNDS. Other than taxes covered in Section 10.2, Sellers shall be entitled to any refund of taxes (associated with operations related to the assets and entities subject to this agreement) paid by Sellers to any governmental entity. Other than taxes covered in Section 10.2, Buyer shall be entitled to any refund of taxes (associated with operations related to the assets and entities subject to this agreement) paid by Buyer to any governmental entity. The party receiving a refund shall make a good faith effort to ascertain the source of the refund and to resolve by mutual consent the ownership of any refunds related to the subject properties.

     10.5 COMPLIANCE AND CONTESTS. Subject to the reimbursement of reasonable out-of-pocket expenses, the parties hereto will provide each other such records and assistance as may be reasonably requested by any of them in connection with the preparation of any tax return, and audit or other examination by any taxing authority, and any judicial and administrative proceedings related to the liability for taxes (including without limitation, any additions to or refund of taxes).


                                     ARTICLE 11

                              [INTENTIONALLY OMITTED]

                                     ARTICLE 12

                                   GENERAL TERMS


     12.1 COSTS AND EXPENSES. Buyer shall pay the cost of title insurance if they desire to acquire title insurance. In addition, Buyer shall pay all filing fees, costs of assignments of Applicable Contracts and Applicable Permits and costs of recording required in connection with the Closing. Each party shall pay its own attorneys' fees related to the preparation and execution of this Agreement.

     12.2 BULK TRANSFER LAW. Buyer waives compliance with the provisions of any applicable bulk sales or bulk transfers Law. Sellers shall indemnify and hold Buyer harmless from any claims, loss or liability incurred by Buyer as a result of the failure to so comply; provided, however, such indemnity shall not apply to obligations and liabilities assumed by Buyer.

     12.3 FURTHER ASSURANCES. Sellers and Buyer will cause to be executed and delivered from time to time at the request of the other parties all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign the Sellers' interest in the Transferred Properties or otherwise to implement the provisions and intent of this Agreement.

     12.4 NOTICES. All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, transmitted by facsimile with answerback confirmed or sent by recognized overnight courier service or United States mail, postage prepaid and return receipt requested, directed to the party intended at the address set forth below, or at such other address as may be designated by such party by notice given to the other party in the manner aforesaid, and shall be effective upon receipt:

If to Sellers:                          If to Buyer:

Chevron U.S.A. Production Company       Plains Resources Inc.
1301 McKinney Street                    One Allen Center
Houston, Texas 77002                    500 Dallas Street, Suite 700
Attention:  Ms. Melody Meyer            Houston, Texas 77010
Facsimile:  (713) 754-3088              Attention:  Mr. W. C. Egg, Jr.,
                                                Executive Vice President
                                        Facsimile: (713) 654-4915

With a copy to:

Chevron Pipe Line Company
1400 Woodloch Forest Drive
The Woodlands, Texas  77380
Attention:  Mr. Dave Rogers
Facsimile:  (281) 363-7214

     12.5 ASSIGNMENT. Buyer shall not assign any right granted them under this Agreement or delegate performance of any duty to be performed by them hereunder without the express written consent of Sellers, which consent shall not be unreasonably withheld. Subject to the foregoing, all rights and duties of each party hereunder shall inure to the benefit of and be binding upon its successors and assigns. Notwithstanding the foregoing, Buyer shall have the right, prior to the Approval Date and effective on notice given to Sellers, to designate one or more of its wholly-owned subsidiaries, or Plains All American Pipeline, L.P. or its affiliated partnerships, to receive all or designated portions of the Transferred Properties and interests in GGP, PANGL, PAPCO, PATC and Clean Seas to be transferred at the Closing Date, PROVIDED that at the Closing Buyer shall furnish Sellers with (i) a Guaranty Agreement in substantially the form of Exhibit J attached hereto executed by Plains Resources Inc. in favor of Sellers, guaranteeing full payment and performance when due of any obligations hereunder assumed by such subsidiaries, and (ii) certificates by officers of such designated subsidiaries certifying the accuracy of the matters required to be certified by Buyer under Article 7 above and evidencing each such subsidiary's assumption of the duties of Buyer under this Agreement associated with the Transferred Properties and partnership or limited liability company interests to be transferred to such subsidiary; and PROVIDED FURTHER that Buyer shall be solely responsible for securing any consents required from unit members, partners or Government Authorities for designation of such subsidiaries as owners, partners or operators of the applicable units and partnerships.

     12.6   GOVERNING LAW AND DISPUTE RESOLUTION.

     (a) The interpretation and enforcement of this Agreement, and any arbitration and arbitral decision pursuant to subparagraph (c) below, shall be governed by the substantive law of the State of California, without the application of its conflict of law rules; provided, however, questions concerning arbitrability under the dispute resolution provision hereof shall be governed exclusively by the United States Arbitration Act.

     (b) Should any party hereto institute any arbitration or court proceeding permitted under this Section 12.6 to enforce any provision hereof or for damages by reason of the breach, default or liability of the other party arising out of any provision of this Agreement or otherwise, the prevailing party (as determined by the arbitral panel or court) shall be entitled to recover costs of the arbitration or court proceeding and reasonable attorneys' fees to be fixed by the arbitral panel or court.

     (c) The parties desire to avoid all forms of traditional litigation and therefore agree that all disputes, controversies or claims arising out of or relating to this Agreement (collectively "Disputes") shall be resolved in accordance with the following procedures:

            (i) The parties shall use all commercially reasonable efforts to resolve Disputes through direct discussions. The management of each party commits itself to respond promptly to any communications concerning Disputes.

            (ii) Within thirty (30) days of written notice that there is a Dispute, representatives of the parties with authority to settle the matter shall meet at a mutually acceptable time and place in San Francisco, California, or such other location as may be agreed, and as often thereafter as they deem reasonably necessary in an effort to reach an amicable resolution. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney.

            (iii) If no amicable resolution is reached as a result of the procedure in subparagraph (ii) hereof,

                    (A) Within sixty (60) days of the written notice
            referenced in subparagraph (ii), the parties shall exchange written statements of their positions concerning the Dispute, and thereafter shall participate in a final meeting for the purpose of attempting to settle such Dispute. Each party's written statement of position shall state whether the party desires to present live witnesses (and, if so, who) at the next meeting to resolve the Dispute (described hereinafter);

                    (B) Within three (3) weeks of the exchange of written
            statements, the parties represented by the respective presidents or vice presidents of Sellers and Buyer and with the assistance of such counsel, experts and others as may be appropriate, shall meet and again attempt to reach an amicable resolution or settlement of the Dispute.

            (iv) If no amicable resolution or settlement is reached as a result of the procedures in subparagraph (i), (ii) or (iii) herein, the Dispute shall be finally resolved through binding arbitration which shall be conducted expeditiously. The parties and arbitration panel shall endeavor to complete the arbitration process within one hundred twenty (120) days of the conclusion of the procedures set forth in paragraph (iii) hereof. Unless otherwise agreed to by the parties, such arbitration shall be conducted in accordance with the Center for Public Resources ("CPR") Rules of Non-Administered

     Arbitration of Business Disputes (the "CPR Rules"), with Sellers collectively being considered one "party" and Buyer and any of its subsidiaries collectively being considered one "party" for purposes of the CPR Rules. A panel of three (3) arbitrators shall be selected in accordance with the CPR Rules, provided that if the parties fail to select three arbitrators from one or more panels submitted by CPR, CPR shall not have the power to make appointments but shall continue to submit additional panels until all three arbitrators have been selected.
      Unless the parties agree otherwise, the place of arbitration shall be San Francisco, California. The arbitrators shall not be empowered to award any form of exemplary or punitive damages. As part of any arbitral award pursuant to this paragraph, the arbitrators shall render a reasoned award. The parties consent to judgment on such award being entered in any court having jurisdiction.

     (d) All negotiations, discussions and documents pursuant to or in furtherance of this dispute resolution are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

     (e) Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

     (f) Any judicial proceedings permitted to be brought with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the State of California, and the parties generally and unconditionally accept the exclusive jurisdiction of such courts. The parties waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

                                BINDING ARBITRATION

     NOTICE: BY INITIALING IN THE SPACE PROVIDED BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "GOVERNING LAW AND DISPUTE RESOLUTION" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALLING IN THE SPACE PROVIDED BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

     WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "GOVERNING LAW AND DISPUTE RESOLUTION" PROVISON TO NEUTRAL ARBITRATION.


     CUSA  _____________      BUYER               _____________

     CPL     _____________


     12.7   ENTIRE AGREEMENT AND MODIFICATIONS.

     (a) This Agreement constitutes the entire agreement between Sellers and Buyer with respect to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings relating to such subject matter; provided, however, that the Confidentiality Agreement shall remain in effect until and unless the Closing occurs.

     (b) Except as otherwise specifically provided in this Agreement, all covenants, agreements, representations, guaranties, indemnities, and warranties shall survive the Execution Date of this Agreement, the Closing Date, and the delivery and recordation of deeds, assignments or bills of sale which convey the Transferred Properties to Buyer.

     (c) No modification to this Agreement shall be binding unless in writing and signed by representatives of all parties hereto. The waiver or failure of any party to enforce any provision of this Agreement shall not be construed or operate as a waiver of any further breach of such provision or of any other provision of this Agreement.

     12.8 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third persons any right of subrogation or action over and against any party to this Agreement.

     12.9 SEVERABILITY. In the event any provision of this Agreement is held to be invalid by a court or arbitrator of competent jurisdiction, the invalidity of any such provision shall in no way affect any other provision contained herein; provided, however, that any such invalidity does not materially prejudice either Buyer or Sellers in their respective rights and obligations contained in the valid provisions of this Agreement.

     12.10  RECORDS AND ASSISTANCE.

     (a) For a period of seven years after the Closing Date, Buyer will retain the CUSA Records and the CPL Records defined in Sections 2.1 and 2.2 above (the "Records") and will make such Records available to Sellers for inspection and copying upon reasonable notice at

Buyer's headquarters (or at such other location in the United States as Buyer shall designate in writing to Sellers) at reasonable times and during regular office hours. Following the expiration of such seven-year period, Buyer shall provide Sellers with 60 days' prior written notice of Buyer's intent to destroy any Records transferred to Buyer pursuant to this Agreement. If Sellers do not consent to the proposed destruction of Records, Buyer shall either continue to retain the Records and continue to make them available to Sellers as provided in the preceding sentence or require Sellers to remove such records at Sellers' cost and expense. To the extent Buyer receive copies of the Records because such Records relate to both the Transferred Properties and properties excluded from the Transferred Properties, Buyer shall maintain those portions of the Records which do not relate solely to the Transferred Properties strictly confidential and shall not disclose any such Records to any person or agency, unless such disclosure is required by Law.

     (b) In the event of any dispute with respect to the ownership or operation of the Transferred Properties arising out of events which occurred prior to Closing, Buyer shall cooperate with Sellers, at no cost to Buyer, in the resolution of such dispute, including, without limitation, appearing in any litigation which may result therefrom; provided, however, that Buyer's agreement so to cooperate shall not be deemed an acceptance by Buyer of any liability arising from such dispute, as to which the other provisions of this Agreement shall control. Buyer, acknowledging that Sellers have continuing obligations with respect to outstanding lawsuits and claims associated with the Transferred Properties and that Sellers may be parties to claims and litigation asserted after Closing arising out of ownership or operations prior to Closing, shall make available to Sellers, upon Sellers' request at all reasonable times, but at no cost to Buyer, any and all files and business records in Buyer's custody or control transferred by Sellers to Buyer hereunder and, except in the case of a conflict of interest between the parties, any and all individuals employed by Buyer whose testimony or knowledge in the opinion of Sellers' counsel may be necessary or useful to it respecting the issues involved in such claims or litigation or in anticipation thereof.

     (c) While Sellers are transferring books and records pertaining to the Transferred Properties to Buyer, Sellers by such act in no way intend to waive their attorney-client and work product privileges as to such documents which may be contained in such books and records and in particular with respect to those files associated with outstanding claims and lawsuits which have been identified in this Agreement. Buyer shall continue to maintain the confidential status of those files or turn them over to Sellers if so requested.

     12.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

     IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

                                       CHEVRON U.S.A. INC.,
                                       a Pennsylvania corporation


                                       By    /s/ G. R. STEIBACH
                                         -------------------------------------
                                         G. R. Steibach



                                       CHEVRON PIPE LINE COMPANY,
                                       a Delaware corporation


                                       By    /s/ M. L. ELLINGSON
                                         -------------------------------------
                                         M. L. Ellingson



                                       PLAINS RESOURCES INC.,
                                       a Delaware corporation


                                       By    /s/ JIM HESTER
                                         -------------------------------------